UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DATA STORAGE CORPORATION
 (Exact name of Registrant as specified in its charter)

Nevada	7374	98-0530147
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

401 Franklin Avenue
Garden City, New York 11530
Telephone: (212) 564-4922
(Address and telephone number of Registrant’s principal executive offices)

Charles M. Piluso, President and Chief Executive Officer
401 Franklin Avenue
Garden City, New York 11530
Telephone: (212) 564-4922
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of notices and other communications should be sent to:

Copies to:
M. Ridgway Barker, Esq.
Kelley Drye & Warren LLP
400 Atlantic Street
Stamford, Connecticut 06901
Telephone: (203) 351-8032

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐(Do not check if smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS NAMED HEREIN MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion, dated  April 20 , 2012

DATA STORAGE CORPORATION

Prospectus

1,763,317 Shares of common stock, par value $0.001

This prospectus relates to the resale from time to time of up to 1,763,317 shares (the “Put Shares”) of the common stock of Data Storage Corporation, a Nevada corporation (“we”, “our”, “us”, or the “Company”), by Southridge Partners II, LP, a Delaware limited partnership (“Southridge”), which Put Shares we will put to Southridge pursuant to an equity purchase agreement, dated as of November 29, 2011 (the “Effective Date”), by and between the Company and Southridge (the “Equity Purchase Agreement” or the “Equity Line of Credit”).

The Equity Purchase Agreement permits us to “put” up to $20,000,000 of shares of our common stock to Southridge over a two year period commencing on the Effective Date.  We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Equity Purchase Agreement. We have no obligation to utilize the full amount available to us under the Equity Purchase agreement and therefore the actual proceeds that we draw down could be substantially less than the full amount.

The 1,763,317 Put Shares included in this prospectus represent a portion of the shares issuable to Southridge under the Equity Purchase Agreement. This portion was calculated as approximately 30% of the Company’s public float as of February 3, 2012. The offered shares represented 6.1% of the currently outstanding shares of our common stock on April 12, 2012 and 5.8% of the outstanding shares of our common stock on April 12, 2012, including the offered shares.  Our common stock is quoted on the OTC Bulletin Board under the symbol "DTST.OB ". On April 19 , 2012, the closing price of our common stock was $0 .35 per share. Notwithstanding the foregoing, under the Equity Purchase Agreement, at no point may the number of Put Shares purchased by Southridge exceed the number of such shares that, when aggregated with all other shares of common stock then owned or deemed owned by Southridge beneficially, result in Southridge owning more than 9.99% of all of our outstanding common stock.

Southridge is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of the Put Shares purchased under the Equity Purchase Agreement. No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. Southridge’s obligation to purchase the Put Shares will terminate when the Company delivers a written notice to Southridge terminating the Equity Purchase Agreement, or on the earlier of (i) the date on which Southridge shall have purchased Put Shares pursuant to the Equity Purchase Agreement for an aggregate purchase price of the maximum commitment amount of $20,000,000, or (ii) the date occurring twenty-four (24) months from the Effective Date. For each share of our common stock purchased under the Equity Purchase Agreement, Southridge will pay us ninety two percent (92%) of the average of the lowest closing prices (the “Closing Prices”) of our common stock reported by Bloomberg Finance L.P. during the five (5) trading day period (the “Valuation Period”) commencing on the date a put notice (the “Put Notice”) is delivered to Southridge (the “Put Date”) in the manner prescribed in the Equity Purchase Agreement.

In the event that during a Valuation Period for any Put Notice, the Closing Price on any trading day falls more than twenty five percent (25%) below the Closing Price on the trading day immediately prior to the Put Date (the “Floor Price”), then for each such trading day we shall be under no obligation to sell and Southridge’s obligation to fund one-fifth (1/5th) of the put amount for each such trading day shall terminate and the put amount shall be adjusted accordingly. In the event that during a Valuation Period the Closing Price falls below the Floor Price for any two (2) trading days, not necessarily consecutive, then the balance of each party’s right and obligation to purchase and sell the investment amount under such Put Notice shall terminate on such second trading day (the “Termination Day”) and the investment amount shall be adjusted to include only one-fifth (1/5th) of the initial investment amount for each trading day during the Valuation Period prior to the Termination Day that the Closing Price equals or exceeds the Floor Price.

As a condition for the execution of the Equity Purchase Agreement by Southridge, we issued to Southridge a total of 50,000 shares of our common stock (“Restricted Stock”) upon the execution of the Equity Purchase Agreement and we will issue an additional 50,000 shares of Restricted Stock to Southridge at the time of the first draw down notice and initial financing of $50,000 by Southridge pursuant to the terms of the Equity Purchase Agreement. The Restricted Stock are restricted securities as defined in Rule 144 under the Securities Act.

We will not receive any proceeds from the sale of these shares of common stock offered by Southridge. However, we will receive proceeds from the sale of the Put Shares under the Equity Purchase Agreement. The proceeds will be used for working capital and general corporate purposes, including acquisitions and/or capital expenditures. We will bear all costs associated with this registration.

 Investing in our common stock involves risks. Before making any investment in our securities, you should read and carefully consider the risks described in the “Risk Factors” section beginning on page 7 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of any sale of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2012

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our annual growth, operating results, future earnings, plans and objectives, contain forward-looking statements. In some cases, you can identify such forward-looking statements by words such as “estimate,” “project,” “intend,” “forecast,” “future,” “anticipate,” “plan,” “anticipates,” “target,” “planning,” “positioned,” “continue,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or the negative of such terms and other comparable terminology that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” beginning on page 7 and elsewhere in this prospectus and in our other public filings with the Securities and Exchange Commission (the “SEC”). It is routine for internal projections and expectations to change as the year or each quarter of the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this prospectus or other periodic reports are made only as of the date made and may change. We do not undertake any obligation to update or publicly release the result of any revision to these forward-looking statements to reflect events or circumstances occurring after the date they are made or to reflect the occurrence of unanticipated events.

v

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus.  This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section beginning on page 7 and our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. References to "Data Storage," “our,” "we," “us,” or the “Company” refer to Data Storage Corporation and its consolidated subsidiaries, unless the context indicates otherwise.

Our Company

The Company, through its units, provides cloud storage and cloud computing solutions to business, government, education, financial services and healthcare industries. We will continue to expand and provide a North American cloud storage and computing solution to organizations. We will continue to grow through acquisition of synergetic companies for product extensions as well as improved cash flow while building organically with our direct sales force and partnerships thereby building value for our clients and shareholders.

The Company is focused on the North American SMBs marketplace. SMBs are organizations that employ between 50 and 1500 persons. The Company’s current units provide data protection and business continuity solutions that assist organizations protect their computer data, minimize downtime, ensure regulatory compliance, insure retention policies and recover and restore data quickly. Through our three data centers in Westbury, New York, Boston, Massachusetts, and Warwick, Rhode Island and by leveraging leading technologies, we deliver and support a broad range of premium solutions for both Windows and IBM environments that assist our clients save time and money, gain more control of and better access to data, and enable the highest level of security for their data. We provide a full range of cloud computing and storage solutions that meet our client’s data protection, disaster recovery, and business continuity requirements. We offer our solutions and services by leveraging leading technologies, such as virtualization, cloud computing and cloud storage. We have SAS 70 Type II data centers in New York and Massachusetts. A major differentiator is that we offer solutions that vary in recovery times from 24 hours to minutes. Our solutions work with the majority of the operating systems in today’s business environment.

We are a Nevada corporation with headquarters in Garden City, New York. We were first incorporated in Delaware in August 2001 as a private company. Data Storage Corporation, the Nevada corporation was incorporated in March 2007. On October 20, 2008 we merged with Euro Trend Inc., a  Nevada corporation (“Euro Trend”). Pursuant to a share exchange agreement, we received 13,357,143 shares of Euro Trend’s common stock. This transaction was accounted for as a reverse merger for accounting purposes. Accordingly, the Company as the accounting acquirer was regarded as the predecessor entity. On June 17, 2010, our wholly owned subsidiary Data Storage Corporation, a Delaware corporation (“Data Storage DE”) and SafeData, LLC, a Delaware limited liability company (“SafeData”) entered into an asset purchase agreement under which we acquired all right, title and interest in the end user customer base of SafeData and all related current and fixed assets and contracts including the transfer of all of SafeData’s current liabilities arising out of the business or the assets acquired. Pursuant to the asset purchase agreement with SafeData, we paid an aggregate purchase price equal to $4,300,000. Giving effect to certain holdback and contingency clauses as defined in the agreement, we paid $1,229,952 in cash and $850,000 in shares of our common stock as well as assumption of SafeData accounts payable and receivables.

We derive our revenues from the sale of subscription solutions on long term agreements with our clients that provide businesses protection of critical electronic data. In 2011,  revenues consisted primarily of cloud computing, cloud storage and infrastructure-as-a-service offerings which include data vaulting, disaster recovery of data with standby computing environments for our clients and high availability (data replication) solutions. We deliver our services over highly reliable, redundant and secure fiber optic networks with separate and diverse routes to the Internet. The network and geographical diversity is important to clients seeking storage hosting and disaster recovery solutions, ensuring protection of data and continuity of business in the case of a network interruption.

Business Strategy

Competitive Advantages

We are one of the few cloud storage and cloud computing providers that offer a range of solutions based on clients’ recovery time objectives. We provide value beyond price with our 24/7/365 support teams. Our investment in a SAS 70 data centers, state of the art storage equipment from Hitachi and IBM; and, our partnership with NetApp and other leading providers of technology, sets us apart from the few competitors that provide our level of solutions and support. Our organizational acquisition strategy brings value to our client base by providing superior solutions of disaster recovery and business continuity. A clear example was the acquisition of SafeData in June 2010.

Products & Services:

We insure that a client can recover from a computer virus, a crashed computer server, a stolen or broken laptop or a natural disaster that destroyed a business’ data center. We provide solutions based on the client’s recovery time objective and their budget: high availability, providing an up time in less than thirty minutes; standby equipment for an eight hour recovery time; data vaulting with a timeframe that can range from minutes to twenty-four hours; and for clients looking to better manage the growing data from emails and files we offer lifecycle management of their data.

The following are descriptions of our services and solutions offered on a subscription basis:

SafeData High Availability (“SafeData HA”)

Our SafeData HA service meets the high availability demands of companies that have recovery time objectives of 30 minutes or less. Combining best-in-class technologies from the industry’s leading developers, SafeData HA is the Company’s subscription-based high availability offering. For a monthly subscription fee, the Company creates and maintains a mirror of its clients’ mission-critical systems and data at a secure off-site data center ensuring their business is “switch ready”. During either planned or unplanned downtime, SafeData HA provides a switchable “mirror” of a company’s data and applications providing availability in 30 minutes or less.

SafeData HA is available for the IBM System i, UNIX, AIX and Windows operating systems. Products on each platform share the same architecture, but use a different middleware product designed and priced for the platform’s specific operating system. SafeData HA provides real-time system replication using standard Internet protocol.  It is replicated to a server in our data centers.

In the event of an outage, our system becomes the production system. When the client’s production system is again operational, our server updates the client’s system with any new data. When downtime is planned, the client can switch to our server and run its production applications. Our carrier class SAS 70 data centers meet regulatory and compliance requirements for businesses in the financial, healthcare, legal, and life-science industries. Our facilities are equipped with redundant power, 24/7 security, data-grade HVAC, fire suppression, an independent water supply and redundant data routes from many metropolitan areas. With our subscription-based high availability offering, we provide small and mid-sized businesses access to cost effective best-in-class replication technologies.

SafeData Disaster Recovery (“SafeData DR”)

Some organizations may not require real-time recovery.  For those with recovery time objectives of 12 hours or less running in Windows, UNIX, Linux or IBM System i environments, our SafeData DR subscription-based service is a viable option requiring no initial capital expenditure. Leveraging electronic vaulting technology, SafeData DR is a cloud recovery service that gives organizations remote access to mirrored data and a fully functioning recovery system within hours of a disruption. SafeData DR instantly transfers data off-site to one of our secure data centers.  All data is encrypted prior to transmission and remains encrypted “in-flight” and “at rest” to ensure protection and to meet today’s compliance standards.Our carrier class SAS 70 data centers meet regulatory and compliance requirements for businesses in the financial, healthcare, legal, and life-science industries. Our facilities are equipped with redundant power, 24/7 security, data-grade HVAC, fire suppression, an independent water supply and redundant data routes from many metropolitan areas. With our subscription-based standby server offering, we provide small and mid-sized businesses access to cost effective best-in-class disaster recovery with no capital expenditure. The SafeData/Disaster Recovery service supports all major network environments including Windows, OS/400 Linux/Unix, Mac OS X, AIX, Netware and VMware.

SafeData Vault for Cloud Recovery & Archiving

We offer a fully automated service designed to reduce the overall costs associated with backup and recovery of application and file servers that enables organizations to centralize and streamline their data protection process. Business-critical data can be backed up any time, while servers are up and running. The essence of data backup is simply the scheduled movement of “point-in-time” snapshots of data across a network to a remote location.  Our disk-to-disk backup and recovery solution is reliable and easy-to-use.  As part of this service, we offer Continuous Data Protection (CDP), delta block processing, data de-duplication and large volume protection. The backup and recovery solution supports all major network environments.

SafeData Vault has significant advantages over traditional backup software. They include: immediate off-site backup, reduced backup windows, elimination of tape management issues, minimized costs associated with distributed backups, elimination of human intervention, encryption of all backed up data, and optimized bandwidth.

Agentless Architecture

Our cloud backup and Disaster Recovery solutions are comprised of an agentless architecture. This agentless solution requires our client software to be installed on only one system at a customer location. The client then manages all of the systems that are backed-up for storage and/or Disaster Recovery. The client provides a single windowpane solution for managing the entire back-up solution. The client allows the customer to set different back-up sets and retention policies for different systems from annual to daily, including an option for continuous data protection. For example, if the customer has a daily back-up with 30 (thirty) day retention, the customer has access to 30 (thirty) versions of the file as it existed on the day it was backed-up. The client software is configured with automatic upgrades to limit customer time for management. The client software is highly secure encrypting all data at the customer premises and the data remains encrypted during transport and while at rest at our data center. Our solution is FIPS 140-2 certified and utilizes AES 256 bit encryption.

Data Archiving – Lifecycle Management

There are multiple tiers of backup for active data. Operationally critical data requires more frequent backups on higher performance devices. By managing data throughout its life cycle, we can provide the best data protection, meet compliance regulations and improve recovery time objectives (“RTO”). Lifecycle Management offers policy-based long-term file archiving and automated searching/restoration of data from backup sessions reducing the cost of inactive files on-line and thus aligning the value of the information with the cost of protecting it. With Lifecycle Management, we can create restorable point-in-time copies of backup sets for historical reference to meet compliance objectives and create Certificates of Destruction. All of an enterprise’s data can be placed into one of two categories: (i) critical information which is needed for day-to-day operations and information that resides in the system’s primary storage for fast access, and (ii) important information, which is the historical, legal and regulatory information that can safely be archived to secondary storage, lower cost disk or tapes stored offsite.

Continuous Data Protection (“CDP”)

What if a database is corrupted in the middle of the workday?  As data continually mounts in today’s fast paced business environment, organizations need to protect their systems on an ongoing basis, or risk losing mission-critical data, information, and transactions, as well as associated business revenue. CDP refers to data automatically protected whenever a change is made to that data (an asynchronous backup). Therefore, CDP enables data copies in real-time, capturing every version of the data whenever the customer saves it. It allows the data to be restored to any point in time. CDP solutions employ sophisticated input-output (“I/O”), CPU, and network throttling to achieve efficiency and reliability. Moreover, to protect against connectivity failures and interruptions, CDP features an auto resume mechanism that sustains replication and adapts according to the environment to achieve optimal and predictable performance.

Our technology will identify and propagate only that sector of data to the disaster recovery (“DR”) site, effectively reducing bandwidth and storage consumption.  CDP also employs data compression and encryption to maximize network bandwidth utilization and ensure end-to-end security between the primary and DR site.

A CDP solution allows unlimited granularity since data can be recovered from an infinite number of recovery point objectives (“RPO”). CDP protected files are protected whenever they are saved to disk in their source computers. CDP also continuously monitors the changes on the specified target files and backs up the changes as soon as they are detected. Our CDP is implemented as a no-cost backup option and can be applied to file systems and email backup sets to improve recovery of critical data.

Immediate Protection of Critical Data

Once protected data is saved to disk, it is backed up locally (if local storage is available) and simultaneously is sent encrypted to be stored offsite to our storage repository. Backup window and RTOs are reduced to zero.

Microsoft Exchange

Ensure business-critical e-mail data is protected against application or hardware-based corruption or loss, user error, or a natural disaster with our solution.  Designed with ease of use in mind, our solution provides Exchange Server 2000/2003/2007 complete protection down to the individual mailbox or even an individual mail message.

SafeData/Cloud

SafeData/Cloud is a fully managed service, offering “Capacity on Demand” for IBM Power Systems (AS400, IBM i) and Windows based applications. This infrastructure as a service (IaaS) offering is a secure and reliable solution for any enterprise. The SafeData/Cloud allows our customers to customize and deploy a complete cloud infrastructure through a web-based portal built on VMware Cloud Director. Our team of experienced technicians manage and maintain this infrastructure. We also automatically update operating systems with new software releases and corresponding equipment required to support the newest operating systems. The SafeData/Cloud solution allows our customers to choose the processor, memory and storage resources they require. With this fine-tuned selection based solution, our customers only pay for the resources they utilize. Our carrier class SAS 70 data centers meet regulatory and compliance requirements for businesses in the financial, healthcare, legal, and life-science industries. Our facilities are equipped with redundant power, 24/7 security, data-grade HVAC, fire suppression, an independent water supply and redundant data routes from many metropolitan areas.

The Offering

Common Stock Currently Outstanding	28,912,712(1)

Common Stock Offered by Selling Shareholders	1,763,317 shares of common stock, par value $0.001 issuable to Southridge pursuant to the Equity Purchase Agreement.

Common Stock Offered by the Company	N/A

Common Stock Outstanding After the Offering	30,676,029

Use of Proceeds	We are not selling any shares of common stock in this offering and, as a result, will not receive any proceeds from this offering.

OTC Bulletin Board Symbol	“DTST.OB”

Risk Factors
The shares of common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

______________________________________

(1)	As of April 12 , 2012.

This offering relates to the resale from time to time of up to 1,763,317 shares of our common stock, par value $0.001 per share, by Southridge, which are the Put Shares that we will put to Southridge pursuant to the Equity Purchase Agreement. The 1,763,317 Put Shares included in this prospectus represent a portion of the shares issuable to Southridge under the Equity Purchase Agreement. This portion was calculated as approximately 30% of the Company’s public float as of February 3, 2012. The offered shares represented 6.1% of the currently outstanding shares of our common stock on April 12 , 2012 and 5.8% of the outstanding shares of our common stock on April 12 , 2012, including the offered shares. On April 19 , 2012, the closing price of our common stock was $0 .35 per share. Notwithstanding the foregoing, under the Equity Purchase Agreement, at no point may the number of Put Shares purchased by Southridge exceed the number of such shares that, when aggregated with all other shares of common stock then owned or deemed owned by Southridge beneficially, result in Southridge owning more than 9.99% of all of our outstanding common stock.

On November 29, 2011, we entered into the Equity Purchase Agreement with Southridge under which Southridge has committed to purchase up to $20,000,000 of shares of our common stock over a two year period commencing on the Effective Date. For each share of our common stock purchased under the Equity Purchase Agreement, Southridge will pay ninety two percent (92%) of the average of the lowest Closing Prices of our common stock reported by Bloomberg Finance L.P. during the Valuation Period commencing on the date a Put  Notice is delivered to Southridge in the manner prescribed in the Equity Purchase Agreement. Subject to certain limitations outlined below, we may, at our sole discretion, issue a Put Notice to Southridge, after which Southridge will be irrevocably bound to acquire such shares.

In the event that during a Valuation Period for any Put Notice, the Closing Price on any trading day falls more than twenty five percent (25%) below the Floor Price, then for each such trading day we shall be under no obligation to sell and Southridge’s obligation to fund one-fifth (1/5th) of the put amount for each such trading day shall terminate and the put amount shall be adjusted accordingly. In the event that during a Valuation Period the Closing Price falls below the Floor Price for any two (2) trading days, not necessarily consecutive, then the balance of each party’s right and obligation to purchase and sell the investment amount under such Put Notice shall terminate on such second trading day and the investment amount shall be adjusted to include only one-fifth (1/5th) of the initial investment amount for each trading day during the Valuation Period prior to the Termination Day that the Closing Price equals or exceeds the Floor Price. Southridge’s obligation to purchase the Put Shares will terminate on the earlier of (i) the date on which Southridge shall have purchased Put Shares pursuant to the Equity Purchase Agreement for an aggregate purchase price of the maximum commitment amount of $20,000,000, or (ii) the date occurring twenty-four (24) months from the Effective Date.

As a condition for the execution of the Equity Purchase Agreement by Southridge, we issued to Southridge a total of 50,000 shares of Restricted Stock upon the execution of the Equity Purchase Agreement and we will issue an additional 50,000 shares of Restricted Stock to Southridge at the time of the first draw down notice and initial financing of $50,000 by Southridge pursuant to the terms of the Equity Purchase Agreement. The Restricted Stock are restricted securities as defined in Rule 144 under the Securities Act. Pursuant to that provision, we could only issue an aggregate of 3,176,868 shares of our common stock to Southridge (based on our current 28,912,712 issued and outstanding shares of common stock as of April 12, 2012), including the 50,000 shares of Restricted Stock which we issued to Southridge upon the execution of the Equity Purchase Agreement.  If we were to register all of the 3,176,868 shares of our common stock issuable to Southridge, based upon ninety two percent (92%) of the Closing Prices of our common stock reported by Bloomberg Finance L.P. during the past five (5) trading days, the total proceeds we would receive under the Equity Purchase Agreement is $1,121,920.

We are relying on an exemption from the registration requirements of the Securities Act, and/or Rule 506 of Regulation D promulgated thereunder. The transaction does involve a private offering, Southridge is an “accredited investor” and/or qualified institutional buyer, and Southridge has access to information about the Company and its investment.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Equity Purchase Agreement. These risks include dilution of shareholders, significant decline in our stock price and our inability to draw sufficient funds when needed.

Southridge will periodically purchase our common stock under the Equity Purchase Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of shares of common stock to Southridge to raise the same amount of funds as our stock price declines. The stock price will, however, be subject to the Floor Price provision in the Equity Purchase Agreement.

RISK FACTORS

You should carefully consider the following risk factors discussed below and the matters addressed under “Cautionary Statements Regarding Forward-Looking Statements” on page v together with all other information presented in this prospectus, including our audited consolidated financial statements and related notes. The risks described below are not the only risks facing us or that may materially adversely affect our business. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected and you may lose all or part of your investment.

Risks Related to this Offering and Ownership of Our Common Stock

Because our common stock is quoted on the OTC Bulletin Board, your ability to sell shares in the secondary trading market may be limited.

The Company’s common stock is currently quoted on the OTC Bulletin Board under the symbol “DTST.OB”. Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of the Company. Since we have no control over analysts, there is no guarantee that securities analysts will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect its market price. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was quoted and traded on Nasdaq or a national securities exchange.

Because our shares are "penny stocks," you may have difficulty selling them in the secondary trading market.

Federal regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regulate the trading of so-called “penny stocks,” which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. Since our common stock currently is quoted on the OTC Bulletin Board under the symbol “DTST.OB” at less than $5.00 per share, our shares are “penny stocks” and may not be traded unless a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a potential purchaser prior to any trade.

In addition, the SEC has adopted a number of rules to regulate “penny stocks”. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3,  15g-4,  15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act.  These rules impose additional sales practice requirements on broker-dealers that sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 (excluding the value of the primary residence of such person) or annual income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock. The Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit a stockbroker’s ability to buy or sell our stock.

 In addition to the “penny stock” rules promulgated by the SEC, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretation of these rules, the National Association of Securities Dealers (“NASD”) believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy or sell our stock and have an adverse effect on the market for our shares.

Shareholders should also be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and  broker-dealers after prices have been manipulated to a desired level, leaving investors with losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to the Company’s securities.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks.  As a result, the Company will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by the Company contained a material misstatement of fact or was misleading in any material respect because of the Company’s failure to include any statements necessary to make the statements not misleading.  Such an action could have a material adverse effect on our financial condition.

By virtue of being a public company, the Company is subject to certain regulations and expenses.

The Company is publicly-traded and, accordingly, subject to the information and reporting requirements of the U.S. securities laws. The U.S. securities laws require, among other things, review, audit, and public reporting of the Company’s financial results, business activities, and other matters.  Recent SEC regulation, including regulation enacted as a result of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), has also substantially increased the accounting, legal, and other costs related to becoming and remaining an SEC reporting company.  The public company costs of preparing and filing annual and quarterly reports, and other information with the SEC, and furnishing audited reports to shareholders will cause the Company’s expenses to be higher than if privately-held.  In addition, the Company will incur substantial expenses in connection with the preparation of the registration statement and related documents with respect to the registration of the shares issued in this offering. Failure by the Company to comply with the federal securities laws could result in private or governmental legal action against the Company and/or our officers and directors, which could have a detrimental effect on the Company's business and finances, the value of the Company’s stock, and the ability of shareholders to resell their stock.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

Trading activities in the Company’s common stock has been limited and prices volatile.  There can be no assurance that a stable market will ever develop in the Company’s common stock in the future.  If a stable market does not develop, investors could be unable to sell their shares of the Company’s common stock, possibly resulting in a complete loss of any funds invested.  Should a stable market develop, the price may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include:

•      acceptance of our products in the industry;

•      announcements of technological innovations or new products by us or our competitors;

•      government regulatory action affecting our products or our competitors' products;

•      developments or disputes concerning patent or proprietary rights;

•      economic conditions in the United States or abroad;

•      actual or anticipated fluctuations in our operating results;

•      broad market fluctuations; and

•      changes in financial estimates by securities analysts.

We do not intend to pay any cash dividends to common shareholders in the foreseeable future and, therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future.  We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.  Any credit agreements, which we may enter into with institutional lenders, may restrict our ability to pay dividends.  Whether we pay cash dividends in the future will be at the discretion of our board of directors (the “Board”) and will be dependent upon our financial condition, results of operations, capital requirements and any other factors that the Board decides is relevant.  Therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

We may issue additional equity securities to fund the Company's operational requirements which would dilute your share ownership.

The Company’s continued viability may depend on its ability to raise capital.  Changes in economic, regulatory or competitive conditions may lead to cost increases.  Management may also determine that it is in the best interest of the Company to develop new services or products. In any such case, additional financing will likely be required for the Company to meet its operational requirements.  There can be no assurances that the Company will be able to obtain such financing on terms acceptable to the Company and at times required by the Company, if at all.  In such event, the Company may be required to materially alter its business plan or curtail all or a part of its operational plans as detailed further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 26. While the Company currently has no offers to sell its securities to obtain financing, sale or the proposed sale of substantial amounts of our common stock in the public markets may adversely affect the market price of our common stock and our stock price may decline substantially. Also, any new securities issued may have greater rights, preferences or privileges than our existing common stock which may adversely affect the market price of our common stock and our stock price may decline substantially. The Company’s Amended Articles of Incorporation authorize the issuance of up to 250,000,000 total shares of common stock without additional approval by shareholders. As of April 12 , 2012, we had 28,912,712 shares of common stock issued and outstanding.

Rule 144 sales in the future may have a depressive effect on the Company's stock price.

All of the issued and outstanding shares of common stock held by the present officers, directors, and affiliate shareholders are “restricted securities” within the meaning of Rule 144 under the Securities Act.  As restricted shares, these shares may be resold only  pursuant to an effective  registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws.  Rule 144 provides in essence that a person who is an affiliate or officer or director who has held restricted securities for at least one year may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company’s outstanding common stock. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months if the company is a current, reporting company under the Exchange Act. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to a subsequent registration of shares of common stock of present shareholders, may have a depressive effect upon the price of the common stock in any market that may develop. In addition, if we are deemed a shell company pursuant to Section 12(b)-2 of the Securities Act, our “restricted securities”, whether held by affiliates or non-affiliates, may not be re-sold for a period of twelve (12) months following the filing of a Form 10 level disclosure or registration pursuant to the Securities Act.

Our shareholders may suffer future dilution due to issuances of shares for various considerations in the future.

There may be substantial dilution to our shareholders purchasing in future offerings as a result of future decisions of the Board to issue shares without shareholder approval for cash, services, or acquisitions.

Our stock will in all likelihood be thinly traded and, as a result, investors may be unable to sell at or near ask prices or at all if they need to liquidate shares.

Our shares of common stock may be thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing shares of our common stock at or near ask prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors,  including  the fact  that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if the  Company  came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of any of our securities  until such time as it became more seasoned and viable.  As a consequence,  there may be periods of several days or more when trading activity in the our securities is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support  continuous sales without an adverse effect on the securities price.  We cannot give investors any assurance that a broader or more active public trading market for shares of the Company’s common stock will develop or be sustained, or that any trading levels will be sustained.  Due to these conditions, we can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if they need money or otherwise desire to liquidate their securities of the Company.

Certain Nevada Corporation Law provisions could prevent a potential takeover, which could adversely affect the market price of our stock.

We are incorporated in the State of Nevada. Certain provisions of Nevada corporation law could adversely affect the market price of our common stock. Because Nevada corporation law requires board approval of a transaction involving a change in our control, it would be more difficult for someone to acquire control of us. Nevada corporate law also discourages proxy contests making it more difficult for you and other shareholders to elect directors other than the candidate or candidates nominated by our Board.

Risks Related to this Offering

We are registering an aggregate of 1,763,317 shares of common stock to be issued under the Equity Line of Credit; the sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 1,763,317 shares of common stock under this registration statement for issuance pursuant to the Equity Line of Credit.  These shares may be sold into the public market by Southridge.  As of April 12 , 2012 there were 28,912,712 shares of our common stock issued and outstanding, an additional 173,427 shares of our common stock issuable upon the exercise of outstanding warrants, and 2,474,142 shares of our common stock issuable upon the exercise of outstanding options.

Assuming the Company utilizes the maximum amount available under the Equity Line of Credit, existing shareholders could experience substantial dilution upon the issuance of common stock.

The Equity Line of Credit with Southridge contemplates the potential future issuance and sale of up to $20,000,000 of the Company’s common stock to Southridge, subject to certain restrictions and obligations.  We are limiting this registration statement to 1,763,317 shares of common stock with respect to the Equity Line of Credit.  The following table is an example of the number of shares that could be issued at various prices assuming we utilize the maximum amount remaining available under the Equity Line of Credit:

Price Per Share	No of Shares Issuable (1)	Shares Outstanding After Issuance (2)	Percent of Shares Outstanding (3)
$0.75	26,666,667	55,579,379	48.0%
$0.50	40,000,000	68,912,712	58.0%
$0.25	80,000,000	108,912,712	73.5%
______________________________________

(1)	Represents the number of shares of common stock issuable if the entire commitment of $20,000,000 under the Equity Line of Credit were drawn down at the indicated purchase prices.

(2)	Based on 28,912,712 shares of common stock outstanding as of April 12 , 2012.

(3)	Percentage of total shares of common stock outstanding represented by shares issued under the Equity Line of Credit, after the issuance of the shares indicated.

We may not have access to the full amount available under the Equity Purchase Agreement.

We have not drawn down funds and have not issued shares of our common stock under the Equity Purchase Agreement with Southridge. Our ability to draw down funds and put shares to Southridge under the Equity Purchase Agreement requires that the registration statement, of which this prospectus is a part, be declared effective by the SEC, and that this registration statement continue to be effective. In addition, the registration statement of which this prospectus is a part registers 1,763,317 total shares of our common stock issuable under the Equity Purchase Agreement, and our ability to access the Equity Purchase Agreement to sell any remaining shares issuable under the Equity Purchase Agreement is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares, which we may not file until the later of 60 days after Southridge and its affiliates have resold substantially all of the common stock registered for resale under the registration statement of which this prospectus is a part, or six months after the effective date of the registration statement of which this prospectus is a part. These subsequent registration statements may be subject to review and comment by the Staff of the SEC, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these subsequent registration statements cannot be assured. The effectiveness of these subsequent registration statements is a condition precedent to our ability to sell the shares of common stock subject to these subsequent registration statements to Southridge under the Equity Purchase Agreement. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Equity Purchase Agreement to be declared effective by the SEC in a timely manner, we will not be able to sell shares under the Equity Purchase Agreement unless certain other conditions are met. Accordingly, because our ability to draw down amounts under the Equity Purchase Agreement is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the $20,000,000 available to us under the Equity Purchase Agreement. Pursuant to that provision, we could only issue an aggregate of 3,176,868 shares of our common stock to Southridge (based on our current 28,912,712 issued and outstanding shares of common stock as of April 12, 2012), including the 50,000 shares of Restricted Stock which we issued to Southridge upon the execution of the Equity Purchase Agreement.  If we were to register all of the 3,176,868 shares of our common stock issuable to Southridge, based upon ninety two percent (92%) of the Closing Prices of our common stock reported by Bloomberg Finance L.P. during the past five (5) trading days, the total proceeds we would receive under the Equity Purchase Agreement is $1,121,920.

 Southridge will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Southridge pursuant to the Equity Purchase Agreement will be purchased at ninety two percent (92%) of the average of the lowest Closing Prices of our common stock reported by Bloomberg Finance L.P. during the Valuation Period commencing on the Put Date in the manner prescribed in the Equity Purchase Agreement. In the event that during a Valuation Period for any Put Notice, the Closing Price on any trading day falls more than twenty five percent (25%) below the Floor Price, then for each such trading day we shall be under no obligation to sell and Southridge’s obligation to fund one-fifth (1/5th) of the put amount for each such trading day shall terminate and the put amount shall be adjusted accordingly. Southridge has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Southridge sells the shares, the price of our common stock could decrease. If our stock price decreases, Southridge may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

The size of the put we are able to exercise may not permit us to generate adequate funds.

The Equity Purchase Agreement provides that the dollar value that we will be permitted to put to Southridge in any one transaction will be $250,000. Given our current rate of expenditure, it is possible that these puts may not provide adequate funding for our planned operations.

Risks Related to Our Business

Our business depends largely on the economy and financial markets, and a slowdown or downturn in the economy or financial markets could adversely affect our business and results of operations.

When there is a slowdown or downturn in the economy, a drop in stock market levels or trading volumes, or an event that disrupts the financial markets, our business and financial results may suffer for a number of reasons. Customers may react to worsening conditions by reducing their capital expenditures in general or by specifically reducing their information technology (“IT”) spending. In addition, customers may curtail or discontinue trading operations, delay or cancel IT projects, or seek to lower their costs by renegotiating vendor contracts. Also, customers with excess IT resources may choose to take their information availability solutions in-house rather than obtain those solutions from us. Moreover, competitors may respond to market conditions by lowering prices and attempting to lure away our customers to lower cost solutions. If any of these circumstances remain in effect for an extended period of time, there could be a material adverse effect on our financial results. Because our financial performance tends to lag behind fluctuations in the economy, our recovery from any particular downturn in the economy may not occur until after economic conditions have generally improved.

Our acquisition program is an important element of our strategy but, because of the uncertainties involved, this program may not be successful and we may not be able to successfully integrate and manage acquired businesses.

Part of our growth strategy is to pursue additional acquisitions in the future. There can be no assurance that our acquisition program will continue to be successful. In addition, we may finance any future acquisition with debt, which would increase our overall levels of indebtedness and related interest costs. If we are unable to successfully integrate and manage acquired businesses, then our business and financial results may suffer. It is possible that the businesses we have acquired and businesses that we acquire in the future may perform worse than expected, be subject to an adverse litigation outcome or prove to be more difficult to integrate and manage than expected. If that happens, there may be a material adverse effect on our business and financial results for a number of reasons, including:

•	we may have to devote unanticipated financial and management resources to acquired businesses;

•	we may not be able to realize expected operating efficiencies or product integration benefits from our acquisitions;

•	we may have to write off goodwill or other intangible assets; and

•	we may incur unforeseen obligations or liabilities (including assumed liabilities not fully indemnified by the seller) in connection with acquisitions.

If we are unable to identify suitable acquisition candidates and successfully complete acquisitions, our growth may be adversely affected.

Our growth has depended in part on our ability to acquire similar or complementary businesses on favorable terms. This growth strategy is subject to a number of risks that could adversely affect our business and financial results, including:

•	we may not be able to find suitable businesses to acquire at affordable valuations or on other acceptable terms;

•
we may face competition for acquisitions from other potential acquirers, some of whom may have greater resources than us or may be less highly leveraged, or from the possibility of an acquisition target pursuing an initial public offering of its stock;

•	may have to incur additional debt to finance future acquisitions as we have done in the past and no assurance can be given as to whether, and on what terms, such additional debt will be available; and

•	we may find it more difficult or costly to complete acquisitions due to changes in accounting, tax, securities or other regulations.

Catastrophic events may disrupt or otherwise adversely affect the markets in which we operate, our business and our profitability.

Our business may be adversely affected by a war, terrorist attack, natural disaster or other catastrophe. A catastrophic event could have a direct negative impact on us or an indirect impact on us by, for example, affecting our customers, the financial markets or the overall economy. The potential for a direct impact is due primarily to our significant investment in our infrastructure. Although we maintain redundant facilities and have contingency plans in place to protect against both man-made and natural threats, it is impossible to fully anticipate and protect against all potential catastrophes. Despite our preparations, a security breach, criminal act, military action, power or communication failure, flood, severe storm or the like could lead to service interruptions and data losses for customers, disruptions to our operations, or damage to our important facilities. The same disasters or circumstances that may lead to our customers requiring access to our availability services may negatively impact our own ability to provide such services. Our three largest data centers are particularly important, and a major disruption at one or more of those facilities could disrupt or otherwise impair our ability to provide services to our availability services customers. If any of these events happen, we may be exposed to unexpected liability, our customers may leave, our reputation may be tarnished, and there could be a material adverse effect on our business and financial results.

Because the sales cycle for our Hybrid Cloud computing and storage solutions is typically lengthy and unpredictable, our results may fluctuate from period to period.

Our operating results may fluctuate from period to period and be difficult to predict in a particular period due to the timing and magnitude of solution sales. We offer a number of our solutions that are billed on a monthly basis, typically under a thirty-six (36) month contract. Our clients either have no upfront fees or a limited upfront fee since clients pay as they grow. It is difficult to predict when solution sales will occur or how much revenue they will generate.

Rapid changes in technology and our customers’ businesses could adversely affect our business and financial results.

Our business may suffer if we do not successfully adapt our products and services to changes in technology and changes in our customers’ businesses. These changes can occur rapidly and at unpredictable intervals and we may not be able to respond adequately. If we do not successfully update and integrate our products and services to adapt to these changes, or if we do not successfully develop new products and services needed by our customers to keep pace with these changes, then our business and financial results may suffer. Our ability to keep up with technology and business changes is subject to a number of risks and we may find it difficult or costly to, among other things:

•	update our products and services and to develop new products fast enough to meet our customers’ needs;

•	make some features of our products and services work effectively and securely over the Internet;

•	update our products and services to keep pace with business, regulatory and other developments in the financial services industry, where many of our customers operate; and

•	update our services to keep pace with advancements in hardware, software and telecommunications technology.

Some technological changes, such as advancements that have facilitated the ability of our customers to develop their own internal solutions, may render some of our products and services less valuable or eventually obsolete.

Customers taking their information availability solutions in-house may continue to create pressure on our organic revenue growth rate.

Our solutions allow customers to leverage our significant infrastructure and take advantage of our experience, technology expertise, resource management capabilities and vendor neutrality. Although the trend in the industry continues to favor placing IT equipment outside the company to reduce costs, technological advances in recent years have significantly reduced the cost and the complexity of developing in-house solutions. Some customers, especially the very largest with significant IT resources, prefer to develop and maintain their own in-house availability solutions, which can result in a loss of revenue from those customers. If this trend continues or worsens, there will be continued pressure on our organic revenue growth rate.

The trend toward information availability solutions utilizing more single customer dedicated resources likely will lower our overall operating margin rate over time.

In the information availability services industry, especially among our more sophisticated customers, there is an increasing preference for solutions that utilize some level of dedicated resources, such as blended advanced recovery services and managed services. The primary reason for this trend is that adding dedicated resources, although more costly, provides greater control, reduces data loss and facilitates quicker responses to business interruptions. Advanced recovery services often result in greater use of dedicated resources with a modest decrease in operating margin rate. Managed services require significant dedicated resources and, therefore, have an appropriately lower operating margin rate.

If we are unable to retain or attract customers, our business and financial results will be adversely affected.

If we are unable to keep existing customers satisfied, sell additional products and services to existing customers or attract new customers, then our business and financial results may suffer. A variety of factors could affect our ability to successfully retain and attract customers, including the level of demand for our products and services, the level of customer spending for IT, the level of competition from customers that develop their own solutions internally and from other vendors, the quality of our customer service, our ability to update our products and develop new products and services needed by customers, and our ability to integrate and manage acquired businesses. Further, the markets in which we operate are highly competitive and we may not be able to compete effectively.

If we fail to retain key employees, our business may be harmed.

Our success depends on the skill, experience and dedication of our employees. If we are unable to retain and attract sufficiently experienced and capable personnel, especially in product development, sales and management, our business and financial results may suffer. For example, if we are unable to retain and attract a sufficient number of skilled technical personnel, our ability to develop high quality products and provide high quality customer service may be impaired. Experienced and capable personnel in the technology industry remain in high demand, and there is continual competition for their talents. When talented employees leave, we may have difficulty replacing them, and our business may suffer. There can be no assurance that we will be able to successfully retain and attract the personnel that we need.

We are subject to the risks of doing business internationally.

A portion of our revenue is generated outside the United States from customers located in Canada. Because we sell our services outside of the United States, our business is subject to risks associated with doing business internationally. Accordingly, our business and financial results could be adversely affected due to a variety of factors, including:

•	changes in Canada’s political and cultural climate or economic condition;

•	unexpected or unfavorable changes in Canadian laws and regulatory requirements;

•	difficulty of effective enforcement of contractual provisions in local jurisdictions;

•	inadequate intellectual property protection in Canada;

•
trade-protection measures, import or export licensing requirements such as Export Administration Regulations promulgated by the U.S. Department of Commerce and fines, penalties or suspension or revocation of export privileges;

•	the effects of applicable Canadian tax law and potentially adverse tax law changes;

•	significant adverse changes in the Canadian Dollar exchange rates;

•	longer accounts receivable cycles; and

•	difficulties associated with repatriating cash in a tax-efficient manner.

In foreign countries, certain business practices may exist that are prohibited by laws and regulations applicable to us, such as the U.S. Foreign Corrupt Practices Act. Although our policies and procedures require compliance with these laws and are designed to facilitate compliance with these laws, our employees, contractors and agents may take actions in violation of applicable laws or our policies. Any such violation, even if prohibited by our policies, could have a material adverse effect on our business and reputation.

If we are unable to protect our proprietary technologies and defend infringement claims, we could lose one of our competitive advantages and our business could be adversely affected.

Our success depends in part on our ability to protect our proprietary products and services and to defend against infringement claims. If we are unable to do so, our business and financial results may suffer. To protect our proprietary technology, we rely upon a combination of copyright, patent, trademark and trade secret law, confidentiality restrictions in contracts with employees, customers and others, software security measures, and registered copyrights and patents. Despite our efforts to protect the proprietary technology, unauthorized persons may be able to copy, reverse engineer or otherwise use some of our technology. It also is possible that others will develop and market similar or better technology to compete with us. Furthermore, existing patent, copyright and trade secret laws may afford only limited protection, and the laws of certain countries do not protect proprietary technology as well as United States law. For these reasons, we may have difficulty protecting our proprietary technology against unauthorized copying or use. If any of these events happens, there could be a material adverse effect on the value of our proprietary technology and on our business and financial results. In addition, litigation may be necessary to protect our proprietary technology. This type of litigation is often costly and time-consuming, with no assurance of success.

We may be sued for violating the intellectual property rights of others.

The IT industry is characterized by the existence of a large number of trade secrets, copyrights and the rapid issuance of patents, as well as frequent litigation based on allegations of infringement or other violations of intellectual property rights. We license all software that is utilized in our solutions from third parties vendors and we expect our vendors not to infringe on the property rights of others.  There is a risk that these licenses we purchase form vendors could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products.

As a result of all of these factors, there can be no assurance that in the future third parties will not assert infringement claims against our vendors which in turn would preclude us from using a technology in our products or require us to enter into royalty and licensing arrangements on terms that are not favorable to us, or force us to engage in costly infringement litigation, which could result in us paying monetary damages or being forced to redesign our products to avoid infringement. Additionally, our licenses and service agreements with our customers generally provide that we will defend and indemnify them for claims against them relating to our alleged infringement of the intellectual property rights of third parties with respect to our products or services. We might have to defend or indemnify our customers to the extent they are subject to these types of claims. Any of these claims may be difficult and costly to defend and may lead to unfavorable judgments or settlements, which could have a material adverse effect on our reputation, business and financial results. For these reasons, we may find it difficult or costly to add or retain important features in our products and services

Defects, design errors or security flaws in our products could harm our reputation and expose us to potential liability.

Most of our solutions are very complex. No matter how careful the design and development, complex solutions often contains errors and defects when first introduced and when major new updates or enhancements are released. If errors or defects are discovered in current or future products, there may be material adverse effects to our results of operations. The parties that develop the solutions we license may make a major design error that makes the product operate incorrectly or less efficiently.

In addition, certain of our products include security features that are intended to protect the privacy and integrity of customer data. Despite these security features, our products and systems, and our customers’ systems may be vulnerable to break-ins and similar problems caused by third parties, such as hackers bypassing firewalls and misappropriating confidential information. Such break-ins or other disruptions could jeopardize the security of information stored in and transmitted through our computer systems and those of our customers, subject us to liability and tarnish our reputation. We may need to expend significant capital resources in order to eliminate or work around errors, defects, design errors or security problems. Any one of these problems in our products may result in the loss of or a delay in market acceptance of our products, the diversion of development resources, a lower rate of license renewals or upgrades and damage to our reputation, and in turn may increase service and warranty costs.

A material weakness in our internal controls could have a material adverse affect on us.

Effective internal controls are necessary for us to provide reasonable assurance with respect to our financial reports and to effectively prevent fraud. If we cannot provide reasonable assurance with respect to our financial reports and effectively prevent fraud, our reputation and operating results could be harmed. Pursuant to Sarbanes-Oxley, we are required to furnish a report by management on internal control over financial reporting, including management’s assessment of the effectiveness of such control. Internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Further, the complexities of our quarter- and year-end closing processes increase the risk that a weakness in internal controls over financial reporting may go undetected. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. In addition, projections of any evaluation of effectiveness of internal control over financial reporting to future periods are subject to the risk that the control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in their implementation, we could fail to meet our reporting obligations, and there could be a material adverse effect on our business and financial results.

Unanticipated changes in our tax provision or the adoption of new tax legislation could affect our profitability or cash flow.

 We are subject to income taxes in the United States and Canada. Significant judgment is required in determining our worldwide provision for income taxes. We have been subject to audit by tax authorities. Although we believe our tax provision is reasonable, the final determination of our tax liability could be materially different from our historical income tax provisions, which could have a material effect on our financial position, results of operations or cash flows. In addition, tax-law amendments in the U.S. and Canada could significantly impact how U.S. multinational corporations are taxed. Although we cannot predict whether or in what form such legislation will pass, if enacted it could have a material adverse effect on our business and financial results.

If critical components or systems become unavailable , our business will be negatively impacted.

Stability of technology systems supply is crucial to the solutions we offer our customers. As some critical devices and components are supplied by certain third-party manufacturers, we may be unable to acquire necessary amounts of key systems at competitive prices. We have selected these particular manufacturers based on their ability to consistently produce these products according to our requirements in an effort to obtain the best quality product at the most cost effective price. However, the loss of all or one of these suppliers or delays in obtaining shipments could have an adverse effect on our operations until an alternative supplier could be found, if one may be located at all.  This may cause us to breach our contracts and lose sales.

Our products could contain defects or they may be installed or operated incorrectly, which could reduce sales of those products or result in claims against us.

Although we have quality assurance practices to ensure good product quality, defects still may be found in the future in our existing or future products. End-users could lose their confidence in our products and the Company when they unexpectedly use defective products or use our products improperly.  This could result in loss of revenue, loss of profit margin, or loss of market share.  Moreover, because our disaster recovery services are employed in the healthcare industry, if such service is a cause, or perceived to be the cause, of injury or death to a patient, we would likely be subject to a claim.  If we were found responsible it could cause us to incur liability which could interrupt or even cause us to terminate some or all of our operations.

USE OF PROCEEDS

          Southridge is selling all of the shares of our common stock covered by this prospectus for its own account. Accordingly, we will not receive any proceeds from the resale of our common stock. However, we will receive proceeds from any sale of the common stock to Southridge under the Equity Purchase Agreement. We would use any proceeds received for working capital and general corporate purposes, including acquisitions and/or capital expenditures.

EQUITY PURCHASE AGREEMENT

Pursuant to the Equity Purchase Agreement, Southridge has committed to purchase up to $20,000,000 of shares of our common stock over a two year period commencing on the Effective Date. Accordingly, this prospectus relates to the resale from time to time of up to 1,763,317 shares of our common stock by Southridge.

On November 29, 2011, we entered into the Equity Purchase Agreement with Southridge under which Southridge has committed to purchase up to $20,000,000 of shares of our common stock over a two year period commencing on the Effective Date. For each share of our common stock purchased under the Equity Purchase Agreement, Southridge will pay ninety two percent (92%) of the average of the lowest Closing Prices of our common stock reported by Bloomberg Finance L.P. during the Valuation Period commencing on the date a Put  Notice is delivered to Southridge in the manner prescribed in the Equity Purchase Agreement. The aggregate dollar value that we will be permitted to put to Southridge will be the lesser of either (i) $250,000 or (ii) 250% of the average daily volume (U.S. market only) of our common stock based on the twenty (20) trading days preceding the Put Date.  This prospectus covers, in part, the resale of our stock by Southridge either in the open market or to other investors through negotiated transactions. Southridge’s obligations under the Equity Purchase Agreement are not transferable and this registration statement does not cover sales of our common stock by transferees of Southridge. Subject to certain limitations outlined below, we may, at our sole discretion, issue a Put Notice to Southridge, after which Southridge will be irrevocably bound to acquire such shares.

We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Equity Purchase Agreement. The 1,763,317 Put Shares included in this prospectus represent a portion of the shares issuable to Southridge under the Equity Purchase Agreement. This portion was calculated as approximately 30% of the Company’s public float as of February 3, 2012. The offered shares represented 6.1% of the currently outstanding shares of our common stock on  April 12 , 2012 and 5.8% of the outstanding shares of our common stock on April 12 , 2012, including the offered shares. On April 19, 2012, the closing price of our common stock was $0. 35 per share. Notwithstanding the foregoing, under the Equity Purchase Agreement, at no point may the number of Put Shares purchased by Southridge exceed the number of such shares that, when aggregated with all other shares of common stock then owned or deemed owned by Southridge beneficially, result in Southridge owning more than 9.99% of all of our outstanding common stock.

Southridge will only purchase shares when we meet the following conditions:

•	a registration statement has been declared effective and remains effective for the resale of the common stock subject to such Put Notice;

•
neither the Company nor Southridge shall have received notice that the SEC has issued or intends to issue a stop order with respect to such registration statement or that the SEC otherwise has suspended or withdrawn effectiveness of such registration statement, either temporarily or permanently, or intends or has threatened to do so;

•	no other suspension of the use or withdrawal of the effectiveness of such registration statement or related prospectus shall exist;

•	the representations and warranties of the Company in the Equity Purchase Agreement shall be true and correct in all material respects as of such date;

•	the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required under the Equity Purchase Agreement;

•
no statute, rule, regulation, executive order, decree, ruling or injunction has been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the Equity Purchase Agreement and no proceeding has been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the Equity Purchase Agreement;

•
since the date of filing of the Company’s most recent filing with the SEC, no event that has or is reasonably likely to have any effect on the business, operations, properties, or financial condition of the Company that is material and adverse to the Company and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to enter into and perform its obligations under the Equity Purchase Agreement  has occurred;

•
the trading of the Company’s common stock has not been suspended by the SEC, the OTC Bulletin Board or the FINRA and the Company’s common stock shall have been approved for listing on the OTC Bulletin Board and shall not delisted from the OTC Bulletin Board;

•
the Company has not issued any Put Shares or Restricted Shares such that the issuance of such shares would exceed the aggregate number of shares of common stock which the Company may issue without breaching the Company’s obligations under the rules or regulations of the OTC Bulletin Board;

•
the Company has no knowledge of any event more likely than not to have the effect of causing this registration statement to be suspended or otherwise ineffective (which event is more likely than not to occur within fifteen (15) trading days following the Trading Day on which such Put Notice is deemed delivered);

•	the issuance of common stock to Southridge pursuant to the Equity Purchase Agreement will not violate any shareholder approval requirements of the OTC Bulletin Board; and

•	no Valuation Event (as defined in the Equity Purchase Agreement) has occurred.

The Equity Purchase Agreement shall terminate:

•	when the Company delivers a written notice to Southridge terminating the Equity Purchase Agreement; or

•
on the earlier of (i) the date on which Southridge shall have purchased Put Shares pursuant to the Equity Purchase Agreement for an aggregate purchase price of the maximum commitment amount of $20,000,000, or (ii) the date occurring twenty-four (24) months after the Effective Date.

As we draw down on the Equity Line of Credit, shares of our common stock may be sold into the market by Southridge.  The sale of these additional shares could cause our stock price to decline.  In turn, if the stock price declines and we issue more puts, more shares will go into the market, which could cause a further drop in the stock price.  You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued pursuant to the Equity Purchase Agreement.  If our stock price declines, we will be required to issue a greater number of shares under the Equity Purchase Agreement.  We have no obligation to utilize the full amount available under the Equity Purchase Agreement.

However, in the event that during a Valuation Period for any Put Notice, the Closing Price on any trading day falls more than twenty five percent (25%) below the Floor Price, then for each such trading day we shall be under no obligation to sell and Southridge’s obligation to fund one-fifth (1/5th) of the put amount for each such trading day shall terminate and the put amount shall be adjusted accordingly. In the event that during a Valuation Period the Closing Price falls below the Floor Price for any two (2) trading days, not necessarily consecutive, then the balance of each party’s right and obligation to purchase and sell the investment amount under such Put Notice shall terminate on such second trading day and the investment amount shall be adjusted to include only one-fifth (1/5th) of the initial investment amount for each trading day during the Valuation Period prior to the Termination Day that the Closing Price equals or exceeds the Floor Price. Southridge’s obligation to purchase the Put Shares will terminate on the earlier of (i) the date on which Southridge shall have purchased Put Shares pursuant to the Equity Purchase Agreement for an aggregate purchase price of the maximum commitment amount of $20,000,000, or (ii) the date occurring twenty-four (24) months from the Effective Date. Neither the Equity Purchase Agreement nor any rights or obligations of the parties under the Equity Purchase Agreement may be assigned by either party to any other person.

As a condition for the execution of the Equity Purchase Agreement by Southridge, we issued to Southridge a total of 50,000 shares of Restricted Stock upon the execution of the Equity Purchase Agreement and we will issue an additional 50,000 shares of Restricted Stock to Southridge at the time of the first draw down notice and initial financing of $50,000 by Southridge pursuant to the terms of the Equity Purchase Agreement. The Restricted Stock are restricted securities as defined in Rule 144 under the Securities Act.

SELLING SHAREHOLDERS

We agreed to register for resale 1,763,317 shares of common stock that we will put to Southridge pursuant to the Equity Purchase Agreement.  The Equity Purchase Agreement with Southridge provides that Southridge is committed to purchase up to $20,000,000 of our shares of common stock over a two year period commencing on the Effective Date.  We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Equity Purchase Agreement.  We will not receive any proceeds from the sale of the shares of common stock offered by Southridge.  However, we will receive proceeds from the sale of our common stock to Southridge under the Equity Purchase Agreement.  The proceeds will be used for working capital or general corporate purposes, including acquisitions and/or capital expenditures.

Security Holder Pursuant to the Equity Purchase Agreement

Southridge is the potential purchaser of our common stock under the Equity Purchase Agreement. The 1,763,317 Put Shares offered in this prospectus are based on the Equity Purchase Agreement between Southridge and us and represent a portion of the shares issuable to Southridge under the Equity Purchase Agreement. This portion was calculated as approximately 30% of the Company’s public float as of February 3, 2012. Southridge may from time to time offer and sell any or all of the Put Shares that are registered under this prospectus. For each Put Share, Southridge will pay ninety two percent (92%) of the average of the lowest Closing Prices of our common stock reported by Bloomberg Finance L.P. during the Valuation Period commencing on the Put Date in the manner prescribed in the Equity Purchase Agreement.

We are unable to determine the exact number of shares that will actually be sold by Southridge according to this prospectus due to:

•	the ability of Southridge to determine when and whether it will sell any of the Put Shares under this prospectus; and

•	the uncertainty as to the number of Put Shares that will be issued upon exercise of our put options under the Equity Purchase Agreement.

The following information contains a description of how Southridge acquired (or shall acquire) the shares to be sold in this offering.

Southridge is a limited partnership organized and existing under the laws of the state of Delaware. All investment decisions of, and control of, Southridge is held by its general partner Southridge Advisors, LLC. Stephen M. Hicks is the manager of Southridge Advisors, LLC, and he has voting and investment power over the shares beneficially owned by Southridge. Southridge acquired, or will acquire, all shares being registered in this offering in the financing transactions with us.

Southridge intends to sell up to 1,763,317 shares of our common stock pursuant to the Equity Purchase Agreement under this prospectus. On November 29, 2011, we entered into the Equity Purchase Agreement with Southridge under which Southridge has committed to purchase up to $20,000,000 of shares of our common stock over a two year period commencing on the Effective Date. For each share of our common stock purchased under the Equity Purchase Agreement, Southridge will pay ninety two percent (92%) of the average of the lowest Closing Prices of our common stock during the Valuation Period commencing on the Put Date in the manner prescribed the Equity Purchase Agreement.

In addition, in the event that during a Valuation Period for any Put Notice, the Closing Price on any trading day falls more than twenty five percent (25%) below the Floor Price, then for each such trading day we shall be under no obligation to sell and Southridge’s obligation to fund one-fifth (1/5th) of the put amount for each such trading day shall terminate and the put amount shall be adjusted accordingly. In the event that during a Valuation Period the Closing Price falls below the Floor Price for any two (2) trading days, not necessarily consecutive, then the balance of each party’s right and obligation to purchase and sell the investment amount under such Put Notice shall terminate on such second trading day and the investment amount shall be adjusted to include only one-fifth (1/5th) of the initial investment amount for each trading day during the Valuation Period prior to the Termination Day that the Closing Price equals or exceeds the Floor Price. Southridge’s obligation to purchase the Put Shares will terminate on the earlier of (i) the date on which Southridge shall have purchased Put Shares pursuant to the Equity Purchase Agreement for an aggregate purchase price of the maximum commitment amount of $20,000,000, or (ii) the date occurring twenty-four (24) months from the Effective Date.

As a condition for the execution of the Equity Purchase Agreement by Southridge, we issued to Southridge a total of 50,000 shares of Restricted Stock upon the execution of the Equity Purchase Agreement and we will issue an additional 50,000 shares of Restricted Stock to Southridge at the time of the first draw down notice and initial financing of $50,000 by Southridge pursuant to the terms of the Equity Purchase Agreement. The Restricted Stock are restricted securities as defined in Rule 144 under the Securities Act.

We are relying on an exemption from the registration requirements of the Securities Act for the private placement of our securities under the Equity Purchase Agreement pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The transaction does not involve a public offering, Southridge is an “accredited investor” and/or qualified institutional buyer and Southridge has access to information about us and its investment.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Equity Purchase Agreement. These risks include dilution of shareholders and significant decline in our stock price.

Southridge will periodically purchase shares of our common stock under the Equity Purchase Agreement and will in turn, sell such shares to investors in the market at the prevailing market price. This may cause our stock price to decline, which will require us to issue increasing numbers of shares to Southridge to raise the same amount of funds, as our stock price declines.

Southridge is an “underwriter” within the meaning of the Securities Act. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by Selling Security Holder in connection with the sale of such shares.

Except as indicated below, neither Selling Security Holder nor any of its associates or affiliates has held any position, office, or other material relationship with us in the past three years.

The following table sets forth the number of shares of common stock beneficially owned by Southridge as of the date hereof and the number of share of common stock being offered by Southridge. The shares being offered hereby are being registered to permit public secondary trading, and Southridge may offer all or part of the shares for resale from time to time. However, Southridge is under no obligation to sell all or any portion of such shares nor is Southridge obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by Southridge. The column entitled “Number of Shares Beneficially Owned After the Offering” assumes the sale of all shares offered.

Name of Selling Share Holder	Shares Beneficially Owned Prior to Offering	Shares to be Offered	Amount Beneficially Owned After Offering(1)	Percent Beneficially Owned After Offering (2)
Southridge Partners II, LP (3)	50,000	1,763,317	1,813,317	5.91%
______________________________________

(1)	The number assumes Southridge sells all of its shares being offered pursuant to this prospectus.

(2)
Applicable percentage of ownership is based on 28,912,712 shares of our common stock issued and outstanding as of April 12 , 2012, together with securities exercisable or convertible into shares of common stock within 60 days of the date hereof, 2012 for Southridge. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not as outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Southridge Partners II, LP is a limited partnership organized and exiting under the laws of the state of Delaware. Southridge Advisors, LLC is the general partner of Southridge and has voting and investment power over the shares beneficially owned by Southridge Partners II, LP. Stephen M. Hicks is the manager of Southridge Advisors, LLC, and he has voting and investment power over the shares beneficially owned by Southridge Partners II, LP.

DETERMINATION OF OFFERING PRICE

For each share of our common stock purchased under the Equity Purchase Agreement, Southridge will pay us ninety two percent (92%) of the average of the lowest Closing Prices of the Company’s common stock reported by Bloomberg Finance L.P. during the Valuation Period commencing on the Put Date in the manner prescribed in the Equity Purchase Agreement.  There will be no underwriter discounts or commissions.

In the event that during a Valuation Period for any Put Notice, the Closing Price on any trading day falls more than twenty five percent (25%) below the Floor Price, then for each such trading day we shall be under no obligation to sell and Southridge’s obligation to fund one-fifth (1/5th) of the put amount for each such trading day shall terminate and the put amount shall be adjusted accordingly. In the event that during a Valuation Period the Closing Price falls below the Floor Price for any two (2) trading days, not necessarily consecutive, then the balance of each party’s right and obligation to purchase and sell the investment amount under such Put Notice shall terminate on such second trading day and the investment amount shall be adjusted to include only one-fifth (1/5th) of the initial investment amount for each trading day during the Valuation Period prior to the Termination Day that the Closing Price equals or exceeds the Floor Price.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of 1,763,317 shares of our common stock, par value $0.001 per share, by Southridge pursuant to the Equity Purchase Agreement.

Southridge may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  Southridge may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with Southridge to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

To the extent permitted by law, Southridge may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Southridge may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or its customers.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from Southridge and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  It is possible that Southridge will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.  Southridge cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, Southridge.  In addition, Southridge and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus are “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by Southridge. Southridge may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

Neither the Equity Purchase Agreement nor any rights or obligations of the parties under the Equity Purchase Agreement may be assigned by Southridge to any other person.

Southridge acquired the securities offered hereby in the ordinary course of business and have advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by Southridge.  We will file a supplement to this prospectus if Southridge enters into a material arrangement with a broker-dealer for sale of common stock being registered.  If Southridge uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of Southridge.  Southridge will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Southridge is an “underwriter” within the meaning of the Securities Act in connection with the sale of the Put Shares under the Equity Purchase Agreement. No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. No fees were paid to Southridge in connection with the Equity Purchase Agreement, but we issued a total of 50,000 shares of Restricted Stock to Southridge upon the execution of the Equity Purchase Agreement and we will issue an additional 50,000 shares of Restricted Stock at the time of the first draw down notice and initial financing of $50,000 by Southridge pursuant to the terms of the Equity Purchase Agreement. The Restricted Stock are restricted securities as defined in Rule 144 under the Securities Act.

         We will pay all expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents.  If any of these other expenses exists, we expect Southridge to pay these expenses.  We have agreed to indemnify Southridge and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $29,114.  We will not receive any proceeds from the resale of any of the shares of our common stock by Southridge.  We may, however, receive proceeds from the sale of our common stock under the Equity Purchase Agreement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This prospectus contains “forward-looking statements” based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Pursuant to Section 27A(b)(1)(iii) of the Securities Act of 1933, as amended, the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with an offering such as this. Our actual results may materially differ from those anticipated in the forward-looking statements as a result of certain risks and uncertainties set forth in the “Risk Factors” section beginning on page 7 and elsewhere in this prospectus.

Overview

The Company, through its units, provides cloud storage and cloud computing solutions to business, government, education, financial services and healthcare industries. We will continue to expand and provide a North American cloud storage and computing solution to organizations. We will continue to grow through acquisition of synergetic companies for product extensions as well as improved cash flow while building organically with our direct sales force and partnerships thereby building value for our clients and shareholders.

The Company is focused on the North American SMBs marketplace. SMBs are organizations that employ between 50 and 1500 persons. The Company’s current units provide data protection and business continuity solutions that assist organizations protect their computer data, minimize downtime, ensure regulatory compliance, insure retention policies and recover and restore data quickly. Through our three data centers in Westbury, New York, Boston, Massachusetts, and Warwick, Rhode Island and by leveraging leading technologies, we deliver and support a broad range of premium solutions for both Windows and IBM environments that assist our clients save time and money, gain more control of and better access to data, and enable the highest level of security for their data. We provide a full range of cloud computing and storage solutions that meet our client’s data protection, disaster recovery, and business continuity requirements. We offer our solutions and services by leveraging leading technologies, such as virtualization, cloud computing and cloud storage. We have SAS 70 Type II data centers in New York and Massachusetts. A major differentiator is that we offer solutions that vary in recovery times from 24 hours to minutes. Our solutions work with the majority of the operating systems in today’s business environment.

We are a Nevada corporation with headquarters in Garden City, New York. We were first incorporated in Delaware in August 2001 as a private company. Data Storage Corporation, the Nevada corporation was incorporated in March 2007. On October 20, 2008 we merged with Euro Trend Inc., a  Nevada corporation (“Euro Trend”). Pursuant to a share exchange agreement, we received 13,357,143 shares of Euro Trend’s common stock. This transaction was accounted for as a reverse merger for accounting purposes. Accordingly, the Company as the accounting acquirer was regarded as the predecessor entity. On June 17, 2010, our wholly owned subsidiary Data Storage Corporation, a Delaware corporation (“Data Storage DE”) and SafeData, LLC, a Delaware limited liability company (“SafeData”) entered into an asset purchase agreement under which we acquired all right, title and interest in the end user customer base of SafeData and all related current and fixed assets and contracts including the transfer of all of SafeData’s current liabilities arising out of the business or the assets acquired. Pursuant to the asset purchase agreement with SafeData, we paid an aggregate purchase price equal to $4,300,000. Giving effect to certain holdback and contingency clauses as defined in the agreement, we paid $1,229,952 in cash and $850,000 in shares of our common stock as well as assumption of SafeData accounts payable and receivables.

How We Generate Our Revenues

General

We derive our revenues from the sale of subscription solutions on long term agreements with our clients that provide businesses protection of critical electronic data. In 2011,  revenues consisted primarily of cloud computing, cloud storage and infrastructure-as-a-service offerings which include data vaulting, disaster recovery of data with standby computing environments for our clients and high availability (data replication) solutions. We deliver our services over highly reliable, redundant and secure fiber optic networks with separate and diverse routes to the Internet. The network and geographical diversity is important to clients seeking storage hosting and disaster recovery solutions, ensuring protection of data and continuity of business in the case of a network interruption.

We have expanded our solutions based on the expertise of the SafeData acquisition which is a leader in supporting disaster recovery and business continuity solutions to the IBM mid-range user group. We provide value to this underserved market by assisting clients in meeting their expectations.

Results of Operations

Fiscal Year Ended December 31, 2011 as Compared to December 31, 2010

Net Sales.  Net sales for the year ended December 31, 2011 were $3,940,323, an increase of $1,425,983, or 56.7%, compared to $2,514,340 for the year ended December 31, 2010. The increase in sales is primarily attributable to increased sales personnel and a full year of revenue from the Safedata acquisition.

Cost of Sales. For the year ended December 31, 2011, cost of sales was $2,509,921, an increase of $926,461 from $1,583,459 for the year ended December 31, 2010.  The increase in cost of sales is directly attributable to the increase in sales and related costs over the prior period. The Company's gross margin is 36.3 % for the year ended December 31, 2011 as compared to 37.0 % for the year ended December 31, 2010.

Operating Expenses.  For the year ended December 31, 2011, operating expenses were $3,257,091, an increase of $961,338, as compared to $2,295,753 for the year ended December 31, 2010. The majority of the increase in operating expenses for the year ended December 31, 2011 is a result of increased officer’s salaries, sales salaries and sales commissions in connection with the acquisition of SafeData and the hiring of a sales team and a Chief Operating Officer. Sales salaries increased $211,143 to $487,238, as compared to $276,095 for the year ended December 31, 2010. Executive salaries expense increased $447,427 to $461,006, as compared to $13,579 for the year ended December 31, 2010. Sales commission expense increased $192,253 to $308,899, as compared to $116,646 for the year ended December 31, 2010.

Other Expenses.  Gain on settlement of contingent consideration expense for the year ended December 31, 2011 increased $176,497 to $176,497 from $0 for the year ended December 31, 2010. Impairment of intangible assets for the year ended December 31, 2011 increased $126,130 to $0 from ($126,130) for the year ended December 31, 2010. Interest income for the year ended December 31, 2011 increased $2,222 to $2,244 from 2 for the year ended December 31, 2010. Amortization of debt discount for the year ended December 31, 2011 increased $587,814 to $753,935 from $166,121 for the year ended December 31, 2010. Amortization of deferred financing fees for the year ended December 31, 2011 increased $4,368 to $4,368 from $0 for the year ended December 31, 2010.  Loss on extinguishment of debt for the year ended December 31, 2011 increased $142,925 to $142,925 from $0 for the year ended December 31, 2010.  Loss on settlement of liabilities for the year ended December 31, 2011 increased $8,975 to $8,975 from $0 for the year ended December 31, 2010.  Interest Expense for the year ended December 31, 2011 increased $103,636 to $245,496 from $141,860 for the year ended December 31, 2010.

Net Loss.  Net loss for the year ended December 31, 2011 was ($2,803,647) an increase of $1,004,665 as compared to net loss of ($1,798,982) for the year ended December 31, 2010.

Liquidity and Capital Resources

The financial statements have been prepared using U.S. generally accepted accounting principles applicable for a going concern, which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business.  The Company has been funded by the Chief Executive Officer and largest shareholder combined with private placements of the Company’s common stock. The Company has been successful in raising money as needed.  Further it is the intention of management to continue to raise money through stock issuances and to fund the Company on an as needed basis.  In 2012 we intend to continue to work to increase our presence in the IBM marketplace utilizing our increased technical expertise, capacity for data storage and managed services through our asset acquisition of SafeData.

To the extent we are successful in growing our business, identifying potential acquisition targets and negotiating the terms of such acquisition, and the purchase price includes a cash component, we plan to use our working capital and the proceeds of any financing to finance such acquisition costs. Our opinion concerning our liquidity is based on current information. If this information proves to be inaccurate, or if circumstances change, we may not be able to meet our liquidity needs.

During the year ended December 31, 201 1 the Company’s cash increased $ 118,095 to $ 168,490 from $ 50,395 at December 31, 2010. Net cash of $ 519,493 was used in the Company’s operating activities and cash of $96,575 was used in investing activities, primarily funding operational activities . Net cash of $ 734,163 was provided by the Company’s financing activities, $ 1,755,000 of the financing was from the issuance of common  stock, offset by $462,143 in payment of capital lease obligations and the final payment of contingent consideration in the acquistion of Safe Data of $546,516.

The Company’s working capital was ($ 2,281,776 ) at December 31, 201 1 , decreasing $ 262,075 from ($ 2,543,851 ) at December 31, 2010 . The decrease is primarily due to accounts payable, leases payable, loan payable and deferred revenue recorded in connection with the acquisition of the net assets of SafeData.

Share Based Compensation

The Company follows the requirements of FASB ASC 718-10-10, Share Based Payments with regard to stock-based compensation issued to employees.  The Company has agreements and arrangements that call for stock to be awarded to the employees and consultants at various times as compensation and periodic bonuses. The expense for this stock based compensation is equal to the fair value of the stock price on the day the stock was awarded multiplied by the number of shares awarded.

The valuation methodology used to determine the fair value of the options issued during the year was the Black-Scholes option-pricing model. The Black-Scholes model requires the use of a number of assumptions including volatility of the stock price, the average risk-free interest rate, and the weighted average expected life of the options.

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term of the warrants and is calculated by using the average daily historical stock prices through the day preceding the grant date.

Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the expected life of the award. The Company’s estimated volatility is an average of the historical volatility of peer entities whose stock prices were publicly available. The Company’s calculation of estimated volatility is based on historical stock prices of these peer entities over a period equal to the expected life of the awards. The Company uses the historical volatility of peer entities due to the lack of sufficient historical data of its stock price.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

Critical Accounting Policies

Our financial statements and related public financial information are based on the application of United States generally accepted accounting principles (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue, and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

 Our significant accounting policies are summarized in Note 2 of our financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our consolidated results of operations, financial position or liquidity for the periods presented in this prospectus.

Recently Issued and Newly Adopted Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (“FASB”) issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements, (amendments to FASB ASC Topic 605,  Revenue Recognition  ) (“ASU 2009-13”) and ASU 2009-14,  Certain Arrangements That Include Software Elements , (amendments to FASB ASC Topic 985,  Software ) (“ASU 2009-14”). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-14 removes tangible products from the scope of software revenue guidance and provides guidance on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. ASU 2009-13 and ASU 2009-14 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company does not expect adoption of ASU 2009-13 or ASU 2009-14 to have a material impact on the Company’s results of operations or financial condition.

Quantitative and Qualitative Disclosures About Market Risk

We do not hold any derivative instruments and do not engage in any hedging activities.

Financial Statements and Supplementary Data

The required financial statements and the notes thereto appear at the end of this prospectus beginning on page F-1.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

At no time have there been any disagreements with our accountants regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

DESCRIPTION OF BUSINESS

Our Company

The Company, through its units, provides cloud storage and cloud computing solutions to business, government, education, financial services and healthcare industries. We will continue to expand and provide a North American cloud storage and computing solution to organizations. We will continue to grow through acquisition of synergetic companies for product extensions as well as improved cash flow while building organically with our direct sales force and partnerships thereby building value for our clients and shareholders.

The Company is focused on the North American SMBs marketplace. SMBs are organizations that employ between 50 and 1500 persons. The Company’s current units provide data protection and business continuity solutions that assist organizations protect their computer data, minimize downtime, ensure regulatory compliance, insure retention policies and recover and restore data quickly. Through our three data centers in Westbury, New York, Boston, Massachusetts, and Warwick, Rhode Island and by leveraging leading technologies, we deliver and support a broad range of premium solutions for both Windows and IBM environments that assist our clients save time and money, gain more control of and better access to data, and enable the highest level of security for their data. We provide a full range of cloud computing and storage solutions that meet our client’s data protection, disaster recovery, and business continuity requirements. We offer our solutions and services by leveraging leading technologies, such as virtualization, cloud computing and cloud storage. We have SAS 70 Type II data centers in New York and Massachusetts. A major differentiator is that we offer solutions that vary in recovery times from 24 hours to minutes. Our solutions work with the majority of the operating systems in today’s business environment.

We are a Nevada corporation with headquarters in Garden City, New York. We were first incorporated in Delaware in August 2001 as a private company. Data Storage Corporation, the Nevada corporation was incorporated in March 2007. On October 20, 2008 we merged with Euro Trend Inc., a  Nevada corporation (“Euro Trend”). Pursuant to a share exchange agreement, we received 13,357,143 shares of Euro Trend’s common stock. This transaction was accounted for as a reverse merger for accounting purposes. Accordingly, the Company as the accounting acquirer was regarded as the predecessor entity. On June 17, 2010, our wholly owned subsidiary Data Storage Corporation, a Delaware corporation (“Data Storage DE”) and SafeData, LLC, a Delaware limited liability company (“SafeData”) entered into an asset purchase agreement under which we acquired all right, title and interest in the end user customer base of SafeData and all related current and fixed assets and contracts including the transfer of all of SafeData’s current liabilities arising out of the business or the assets acquired. Pursuant to the asset purchase agreement with SafeData, we paid an aggregate purchase price equal to $4,300,000. Giving effect to certain holdback and contingency clauses as defined in the agreement, we paid $1,229,952 in cash and $850,000 in shares of our common stock as well as assumption of SafeData accounts payable and receivables.

We derive our revenues from the sale of subscription solutions on long term agreements with our clients that provide businesses protection of critical electronic data. In 2011,  revenues consisted primarily of cloud computing, cloud storage and infrastructure-as-a-service offerings which include data vaulting, disaster recovery of data with standby computing environments for our clients and high availability (data replication) solutions. We deliver our services over highly reliable, redundant and secure fiber optic networks with separate and diverse routes to the Internet. The network and geographical diversity is important to clients seeking storage hosting and disaster recovery solutions, ensuring protection of data and continuity of business in the case of a network interruption.

Business Strategy

Competitive Advantages

We are one of the few cloud storage and cloud computing providers that offer a range of solutions based on clients’ recovery time objectives. We provide value beyond price with our 24/7/365 support teams. Our investment in a SAS 70 data centers, state of the art storage equipment from Hitachi and IBM; and, our partnership with NetApp and other leading providers of technology, sets us apart from the few competitors that provide our level of solutions and support. Our organizational acquisition strategy brings value to our client base by providing superior solutions of disaster recovery and business continuity. A clear example was the acquisition of SafeData in June 2010.

Products & Services:

We insure that a client can recover from a computer virus, a crashed computer server, a stolen or broken laptop or a natural disaster that destroyed a business’ data center. We provide solutions based on the client’s recovery time objective and their budget: high availability, providing an up time in less than thirty minutes; standby equipment for an eight hour recovery time; data vaulting with a timeframe that can range from minutes to twenty-four hours; and for clients looking to better manage the growing data from emails and files we offer lifecycle management of their data.

The following are descriptions of our services and solutions offered on a subscription basis:

SafeData High Availability (“SafeData HA”)

Our SafeData HA service meets the high availability demands of companies that have recovery time objectives of 30 minutes or less. Combining best-in-class technologies from the industry’s leading developers, SafeData HA is the Company’s subscription-based high availability offering. For a monthly subscription fee, the Company creates and maintains a mirror of its clients’ mission-critical systems and data at a secure off-site data center ensuring their business is “switch ready”. During either planned or unplanned downtime, SafeData HA provides a switchable “mirror” of a company’s data and applications providing availability in 30 minutes or less.

SafeData HA is available for the IBM System i, UNIX, AIX and Windows operating systems. Products on each platform share the same architecture, but use a different middleware product designed and priced for the platform’s specific operating system. SafeData HA provides real-time system replication using standard Internet protocol.  It is replicated to a server in our data centers.

In the event of an outage, our system becomes the production system. When the client’s production system is again operational, our server updates the client’s system with any new data. When downtime is planned, the customer can switch to our server and run its production applications. Our carrier class SAS 70 data centers meet regulatory and compliance requirements for businesses in the financial, healthcare, legal, and life-science industries. Our facilities are equipped with redundant power, 24/7 security, data-grade HVAC, fire suppression, an independent water supply and redundant data routes from many metropolitan areas. With our subscription-based high availability offering, we provide small and mid-sized businesses access to cost effective best-in-class replication technologies.

SafeData Disaster Recovery (“SafeData DR”)

Some organizations may not require real-time recovery. For those with recovery time objectives of 12 hours or less running in Windows, UNIX, Linux or IBM System i environments, our SafeData DR subscription-based service is a viable option requiring no initial capital expenditure. Leveraging electronic vaulting technology, SafeData DR is a cloud recovery service that gives organizations remote access to mirrored data and a fully functioning recovery system within hours of a disruption. SafeData DR instantly transfers data off-site to one of our secure data centers. All data is encrypted prior to transmission and remains encrypted “in-flight” and “at rest” to ensure protection and to meet today’s compliance standards.Our carrier class SAS 70 data centers meet regulatory and compliance requirements for businesses in the financial, healthcare, legal, and life-science industries. Our facilities are equipped with redundant power, 24/7 security, data-grade HVAC, fire suppression, an independent water supply and redundant data routes from many metropolitan areas. With our subscription-based standby server offering, we provide small and mid-sized businesses access to cost effective best-in-class disaster recovery with no capital expenditure. The SafeData/Disaster Recovery service supports all major network environments including Windows, OS/400 Linux/Unix, Mac OS X, AIX, Netware and VMware.

SafeData Vault for Cloud Recovery & Archiving

We offer a fully automated service designed to reduce the overall costs associated with backup and recovery of application and file servers that enables organizations to centralize and streamline their data protection process. Business-critical data can be backed up any time, while servers are up and running. The essence of data backup is simply the scheduled movement of “point-in-time” snapshots of data across a network to a remote location.  Our disk-to-disk backup and recovery solution is reliable and easy-to-use.  As part of this service, we offer Continuous Data Protection (CDP), delta block processing, data de-duplication and large volume protection. The backup and recovery solution supports all major network environments.

SafeData Vault has significant advantages over traditional backup software. They include: immediate off-site backup, reduced backup windows, elimination of tape management issues, minimized costs associated with distributed backups, elimination of human intervention, encryption of all backed up data, and optimized bandwidth.

Agentless Architecture

Our cloud backup and Disaster Recovery solutions are comprised of an agentless architecture. This agentless solution requires our client software to be installed on only one system at a customer location. The client then manages all of the systems that are backed-up for storage and/or Disaster Recovery. The client provides a single windowpane solution for managing the entire back-up solution. The client allows the customer to set different back-up sets and retention policies for different systems from annual to daily, including an option for continuous data protection. For example, if the customer has a daily back-up with 30 (thirty) day retention, the customer has access to 30 (thirty) versions of the file as it existed on the day it was backed-up. The client software is configured with automatic upgrades to limit customer time for management. The client software is highly secure encrypting all data at the customer premises and the data remains encrypted during transport and while at rest at our data center. Our solution is FIPS 140-2 certified and utilizes AES 256 bit encryption.

Data Archiving – Lifecycle Management

There are multiple tiers of backup for active data. Operationally critical data requires more frequent backups on higher performance devices. By managing data throughout its life cycle, we can provide the best data protection, meet compliance regulations and improve recovery time objectives (“RTO”). Lifecycle Management offers policy-based long-term file archiving and automated searching/restoration of data from backup sessions reducing the cost of inactive files on-line and thus aligning the value of the information with the cost of protecting it. With Lifecycle Management, we can create restorable point-in-time copies of backup sets for historical reference to meet compliance objectives and create Certificates of Destruction. All of an enterprise’s data can be placed into one of two categories: (i) critical information which is needed for day-to-day operations and information that resides in the system’s primary storage for fast access, and (ii) important information, which is the historical, legal and regulatory information that can safely be archived to secondary storage, lower cost disk or tapes stored offsite.

Continuous Data Protection (“CDP”)

What if a database is corrupted in the middle of the workday?  As data continually mounts in today’s fast paced business environment, organizations need to protect their systems on an ongoing basis, or risk losing mission-critical data, information, and transactions, as well as associated business revenue. CDP refers to data automatically protected whenever a change is made to that data (an asynchronous backup). Therefore, CDP enables data copies in real-time, capturing every version of the data whenever the customer saves it. It allows the data to be restored to any point in time. CDP solutions employ sophisticated input-output (“I/O”), CPU, and network throttling to achieve efficiency and reliability. Moreover, to protect against connectivity failures and interruptions, CDP features an auto resume mechanism that sustains replication and adapts according to the environment to achieve optimal and predictable performance.

Our technology will identify and propagate only that sector of data to the disaster recovery (“DR”) site, effectively reducing bandwidth and storage consumption.  CDP also employs data compression and encryption to maximize network bandwidth utilization and ensure end-to-end security between the primary and DR site.

A CDP solution allows unlimited granularity since data can be recovered from an infinite number of recovery point objectives (“RPO”). CDP protected files are protected whenever they are saved to disk in their source computers. CDP also continuously monitors the changes on the specified target files and backs up the changes as soon as they are detected. Our CDP is implemented as a no-cost backup option and can be applied to file systems and email backup sets to improve recovery of critical data.

Immediate Protection of Critical Data

Once protected data is saved to disk, it is backed up locally (if local storage is available) and simultaneously is sent encrypted to be stored offsite to our storage repository. Backup window and RTOs are reduced to zero.

Microsoft Exchange

Ensure business-critical e-mail data is protected against application or hardware-based corruption or loss, user error, or a natural disaster with our solution.  Designed with ease of use in mind, our solution provides Exchange Server 2000/2003/2007 complete protection down to the individual mailbox or even an individual mail message.

SafeData/Cloud

SafeData/Cloud is a fully managed service, offering “Capacity on Demand” for IBM Power Systems (AS400, IBM i) and Windows based applications. This infrastructure as a service (IaaS) offering is a secure and reliable solution for any enterprise. The SafeData/Cloud allows our customers to customize and deploy a complete cloud infrastructure through a web-based portal built on VMware Cloud Director. Our team of experienced technicians manage and maintain this infrastructure. We also automatically update operating systems with new software releases and corresponding equipment required to support the newest operating systems. The SafeData/Cloud solution allows our customers to choose the processor, memory and storage resources they require. With this fine-tuned selection based solution, our customers only pay for the resources they utilize. Our carrier class SAS 70 data centers meet regulatory and compliance requirements for businesses in the financial, healthcare, legal, and life-science industries. Our facilities are equipped with redundant power, 24/7 security, data-grade HVAC, fire suppression, an independent water supply and redundant data routes from many metropolitan areas.

Competition

There are few existing companies that offer the product portfolio for Disaster Recovery and Business Continuity that we currently provide our clients. Technical environments typically require multiple solutions that are provided by multiple vendors. Our High Availability and Virtual Disaster Recovery solutions compete with companies such as HP, IBM, and SunGard. We compete with these three excellent companies on the basis of value and a higher technical touch. We focus on the small and medium business marketplace which is typically underserved by enterprise solutions.

Our Data Vaulting solutions compete with many companies in the fragmented data storage market.  Companies that provide vaulting services include resellers, third party agents and companies with their own data centers. We also compete with companies that offer legacy tape systems and/or non-compliant onsite disk hardware.  Some of the companies that we compete with that offer vaulting services are Mozy, Carbonite, i365, Symantec, Comm Vault, and Venyu.  Many of these vaulting companies focus on businesses with fewer than 50 employees.

Sales and Marketing

We have continued to increase our sales and marketing efforts in 2011.  We began the year with three (3) sales and marketing employees and currently have nine (9). We added a New York City sales office to complement our Warwick, Rhode Island and Garden City, New York offices. In addition to our sales staff, we have over 100 agents and channel partners that market our products and services to their customer base and contacts. Our marketing firm has increased the volume and quality of leads that have been generated through Search Engine Optimization, email campaigns, pay per click advertising, and social media. We have also increased the frequency of our Press Releases.

In 2011, 30% of our 209 customers accounted for 80% of our revenue. The largest customer accounted for 9. 1 % of our revenue and the second largest customer accounted for only 4.4% of the revenue based on our  audited financial statements for the 2011 fiscal year. We will continue our efforts to diversify our customer base in 2012.

Manufacturing and Suppliers

We rely on best in class third party suppliers for the hardware and software that are utilized to provide our Disaster Recovery Solutions.  The Company utilizes hardware from major vendors such as IBM, Blue Arc, and Dell who can be relied upon to continue improving their products and solutions. We also rely on Vision Solutions and Asigra for software that is utilized for data back-up and high availability solutions. Asigra first launched its data back-up solution in 1986 and has continually updated its data back-up solution. Similarly, Vision Solutions also continues to update and upgrade its software solutions.

Government Approvals

Disaster Recovery of data and Business Continuity, including the retention of data has been made more challenging by the increasingly rigorous guidelines regarding data confidentiality, accessibility, and retention governed by Sarbanes-Oxley, FINRA, and regulations promulgated under The Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”). We, however, understand these challenges and can ensure that critical information is secure yet accessible while meeting the latest regulations.

Employees

The Company currently has twenty four (24) full-time employees. They consist of eleven (11) sales and marketing personnel, nine (9) technical personnel, and four (4) executive and administrative personnel.

Corporate Information

The Company’s corporate headquarters are located at 401 Franklin Avenue, Garden City, New York.

Description of Property

Our principal executive office address is 401 Franklin Avenue, Garden City, New York 11530. We have a sales office at 55 Broad Street, New York, New York 10004, a sales and technical office at 250A Centerville Road, Warwick, Rhode Island 02886, a data center at 875 Merrick Ave, Westbury, New York 11590, and a data center at 115 Second Avenue, Waltham, Massachusetts 02451.

Legal Proceedings

We are not currently involved in any legal proceedings and we are not aware of any pending or potential legal actions.

MANAGEMENT

Our directors are appointed for one-year terms to hold office. Each director holds his or her office until his or her successor is elected and qualified or his or her earlier resignation or removal. Our officers are appointed by our Board and hold office until removed by the Board. The following table sets forth information regarding the members of the Company’s Board and its executive officers.

Name	Age	Title
Charles M. Piluso	58	President, Chief Executive Officer, and Chairman of the Board
Richard Rebetti Jr.	46	Chief Operating Officer, Chief Financial Officer, and Director
Matthew P. Grosso	48	Executive Vice President and Chief Technology Officer
Peter Briggs	53	Executive Vice President, Business Development, and Treasurer
John Argen	57	Director
Jan Burman	58	Director
Biagio Civale	76	Director
Joseph B. Hoffman	54	Director
Lawrence M. Maglione Jr	50	Director
Cliff Stein	53	Director
John Coghlan	56	Director

Charles M. Piluso. Mr. Piluso is the Company’s President, Chief Executive Officer, and Chairman of the Board. Prior to founding the Company in 2001, Mr. Piluso founded North American Telecommunication Corporation, a facilities based Competitive Local Exchange Carrier licensed by the Public Service Commission in ten states, serving as the company’s Chairman and President from 1997 to 2000. Between 1990 and 1997, Mr. Piluso served as Chairman and Founder of International Telecommunications Corporation, a facilities-based international carrier licensed by the Federal Communications Commission. Mr. Piluso founded ITC in 1990 and grew it from two employees to 135 employees with $170 million in revenues in 1997. The company had operations and agreements in many countries including Russia, Israel, Ukraine, United Kingdom, Dominican Republic, Chile, and Canada. During his tenure, Mr. Piluso grew the company to the fifth largest facilities based international carrier in the USA within five years. Mr. Piluso’s career in the telecommunications industry began in 1978 when he joined ITT Corporation’s Telephone Equipment Division. Over the years, Mr. Piluso was promoted from sales to Sales Management, Marketing and Business Development in their Long Distance Division until 1984. He left ITT to become the General Manager of the New York region for United Technologies Communications Corporation. In that position, Mr. Piluso managed union technicians, sales, installation and customer service. Mr. Piluso holds a Bachelor’s degree, a Master of Arts in Political Science and Public Administration, and a Masters of Business Administration, all from St. John’s University. He was also an Instructor Professor at St. John’s University, College of Business from 1986 through 1988. Currently, Mr. Piluso serves on the Board of Governors at Saint John’s University and the Board of Trustees of Molloy College.

Richard Rebetti. Mr. Rebetti has served as the Chief Operating Officer and Chief Financial Officer of the Company since 2011 where he is responsible for managing the Company’s day-to-day operations, as well as overseeing its marketing and information systems functions. Mr. Rebetti has more than 20 years of operational management experience at technology and telecommunications organizations. Prior to joining the Company, Mr. Rebetti was the chief technology officer for STi Prepaid, LLC, an over $300 million division of Leucadia National Corp. and also held the position of COO for Telco Group Inc./STi Prepaid, Inc. During Mr. Rebetti’s nine years at STi he was part of a team that coordinated the integration of corporate acquisitions and was responsible for the launch of the company’s prepaid wireless division. From 1997 to 2001, Mr. Rebetti was a co-founder of North American Telecommunications Corporation along with Mr. Piluso, a competitive local exchange carrier offering local, long distance and data services to small and medium size businesses. In this role, Mr. Rebetti was responsible for Systems and Technology, which included information systems, Internet services, service delivery, and operational support systems. Before co-founding North American Telecommunications, Mr. Rebetti worked for RSL COM, U.S.A., Inc., formally International Telecommunications Corporation (ITC), which he co-founded with Mr. Piluso in 1990. During his first five years at ITC, he was responsible for setting up and managing the accounting, billing and M.I.S. departments. During his last 18 months at RSL COM, U.S.A., Inc., he coordinated the implementation of corporate acquisitions held the position of president of RSL Com PrimeCall, Inc., which was the enhanced services division of RSL COM, U.S.A., Inc. During his tenure as president of PrimeCall, annual revenue increased from $4,000,000 to $40,000,000. Mr. Rebetti holds a Bachelor of Science degree in finance and an Advanced Professional Certificate in accounting from St. John's University in New York, as well as a Master of Business Administration in management from City University of New York, Baruch College.

Matthew P. Grosso. Mr. Grosso has served as the Company’s Executive Vice President and Chief Technology Officer since 2009 where he is responsible for leading the Technical Operations Management team (including all Data Center Facilities), Product Management & Development, and Corporate Technical Marketing. Mr. Grosso has been a Managing Partner, Vice President, General Manager, Practice Manager and Sales Director for companies focused on technology consulting, systems integration and value-added product solutions. His twenty- four (24) year professional career started with Blue-Chip AT&T and has been balanced between Technology, Business Development, Sales and Management. As an Executive Vice President at a Technology Consulting Startup, he successfully managed the Sales Channel and Vendor Partnership programs with Cisco and AT&T (among others) and, led the sales teams to consistent year-over-year growth. His company was the first international partner to obtain the contract rights with India Partner, Data Access, to offer VoIP phone service between India and the USA in 2002. Some of Mr. Grosso’s most notable achievements have been the support and leadership on the service activation of many AT&T-lead Undersea Fiber Optic Cable systems in use today (TAT-9, TAT-10, TAT-11, Haw-5/PacRimEast, Taino-Caribe, etc.) as well as the Sales leadership and joint project management of the 1996 Centennial Olympic Games in Atlanta, where his AT&T team provided worldwide TV broadcast and News Media data transmission.Mr. Grosso has built and managed sales and consultant teams focusing on Telecommunications, Data Communications and Network Hardware Integration, winning many awards for Sales Excellence and Channel Partner Leadership. Mr. Grosso holds a Bachelors of Science in Electrical Engineering from Manhattan College, specializing in Digital Systems Design. Mr. Grosso also holds the following certifications: Cisco Certified Sales Expert, specializing in Unified Communications, Wireless and Security; EMC Proven Professional, Storage, Backup and Recovery; and AT&T Sales, Marketing and Business Management (AT&T National Sales University).

Peter Briggs. Mr. Briggs has served as the Executive Vice President, Business Development and Treasurer since 2010. Prior to joining the Company, Mr. Briggs founded SafeData in 2005 realizing the growing HA need for replication and data recovery solutions for mid-sized businesses and experienced continual growth in both revenues and its customer base during its first five years. Prior to SafeData, Mr. Briggs was President and CEO of ADS, a company he founded and managed. With more than 20 years experience in the IBM mid-market, he led ADS to become one of the largest distributors of AS/400 servers in the New England market. Prior to ADS, Mr. Briggs held various sales and sales management roles for several IBM business partners where he had significant revenue responsibility. Mr. Briggs earned a B.S. degree in business administration from the C.W. Post Campus of Long Island University. He has been awarded the Top Contributor Partner award from IBM and Partner of the Year from Lakeview Technology. He is also a member of the New England Disaster Recovery Exchange and Greater Providence Chamber of Commerce.

John Argen. Mr. Argen has been a Director since 2008. Mr. Argen is a Business Consultant and Developer specializing in IT, telecommunications and construction industries. He is a seasoned professional that brings 30 years of experience and entrepreneurial success from working with small business owners to Fortune 500 firms. From 1992 to 2003, Mr. Argen was the CEO and founder of DCC Systems, a privately held nationwide Technology Design / Build Construction Development and Consulting Solutions firm. Mr. Argen built DCC Systems from the ground up, re-engineering the firm several times to meet the needs of its clientele and enabled DCC Systems to produce gross revenues exceeding 100 million dollars in 2000. Mr. Argen has been a guest speaker at numerous corporate seminars and industry shows. He has been featured on NBC’s “Business Now” which accredited his Technology Construction Management methodology as an innovative process for implementing high tech projects on time and within budget. Prior to DCC Systems Mr. Argen held senior management positions at ITT/Metromedia (15 years) and was VP of Engineering & Operations at DataNet, a Wilcox & Gibbs company (2 years). Throughout his corporate tenure he has worked in Operations, Marketing, Systems Engineering, Telecommunications and Information Technology. In a career that spans 30 years he has had full responsibility for technology related and construction projects worth over a billion dollars. Mr. Argen graduated Pace University with a BPS in Finance. His commitment to continued education is reflected in his completion of over 2000 hours of corporate sponsored courses. Mr. Argen also holds a Federal Communication Commission (FCC) Radio Telephone 1st Class License.

 Jan Burman. Mr. Burman has been a Director since 2009. Since 1978, Mr. Burman has brought a unique style and personal sensitivity to the business of real estate development. He has an insight for spotting hidden opportunities that lesser-trained eyes overlook. This adds up to consistent results: value for partners, dividends for investors, and outstanding properties for tenants and buyers. Mr. Burman’s successes include a divestiture of nearly $140 million in holdings to First Industrial Realty Trust, conception and development of Long Island’s largest independent “golden age” community to date, The Meadows, co-development of The Bristal, a growing family of prestigious Assisted Living communities, and, over the years, collaboration on the purchase and/or development of over 15 million square feet of property, from Canada to Florida. Mr. Burman, also a CPA, is the founder, past president and chairman of ABLI, the Association for a Better Long Island, which is an aggressive multi-focus lobby created to protect the economic needs of Nassau and Suffolk Counties. He is also a member of the Corporate Advisory Council for the School of Management at Syracuse University, from where he received his MBA.

Biagio "Gino" Civale. Mr. Civale has been a Director since 2008. Mr. Civale has a long, successful career in Telecommunications and as a distinguished Arbitrator with both NASD Regulations, Inc. and the American Arbitration Association. As an arbitrator over the past 32 years, he has dealt with issues surrounding the performance of and adherence to contracts and relationships and responsibilities between and among clients and stockbrokers. As Vice President of Business Development for North American Telecom, Mr. Civale created new business opportunities and alliances around the globe. As Regional Vice President for RSLCOM, he planned and implemented an international Telecommunications network inter-connecting 22 countries on four continents. And, as VP of International Business Development for International Telecommunications Corporation, he was directly responsible for obtaining operating agreements with 24 countries and reached 5th internationally. Prior to International Telecommunications Corporation, Mr. Civale held various General Management positions with a number of International Business Concerns. Mr. Civale is fluent in 5 languages, has a degree from the University of Pisa and has studied Law at the University of Florence.

Joseph B. Hoffman. Mr. Hoffman has been a Director since 2008. He is a partner at Kelley Drye & Warren LLP in the firm’s Washington, D.C. office. His commercial practice focuses on real estate and corporate transactions cutting across a wide range of industries. Mr. Hoffman’s real estate practice involves developers, borrowers, lenders, buyers, sellers, landlords and tenants. Mr. Hoffman’s corporate experience includes the purchase and sale of assets and companies as well as venture capital, equipment leasing and institutional financing transactions. Mr. Hoffman represents telecommunications companies, real estate developers, lenders, venture capital funds, emerging growth companies, thoroughbred horse industry interests, and high-net-worth individuals. Mr. Hoffman received his Bachelor’s of Science, cum laude, from the University of Maryland and his Juris Doctor degree, with honors, from the George Washington University Law School.

Lawrence A. Maglione. Mr. Maglione has been a Director since 2008. He is a partner in the accounting firm Eisner & Maglione CPAs, LLC. Mr. Maglione, a co-founder of Data Storage Corporation, LLC, is a financial management veteran with more than 24 years of experience. Prior to joining the Company, Mr. Maglione was a co-founder of North American Telecommunications Corporation, a local phone service provider which provides local and long distance telephone services and data connectivity to small and medium sized businesses. At North American Telecommunications Corporation, Mr. Maglione was Chief Financial Officer, Executive Vice President and was responsible for all finance, legal and administration. During his tenure from September 1997 to January 2001, Mr. Maglione successfully raised over $100 million in debt and equity funding for North American Telecommunications Corporation. Prior to North American Telecommunications Corporation, Mr. Maglione spent over 14 years in public accounting and he brings a broad range of experience related to companies in the technology, retail services and manufacturing industries. Mr. Maglione is a member of the New York State Society of CPAs. He holds a Bachelor of Science degree in Accountancy, a Masters of Science in Taxation and is a Certified Public Accountant.

Cliff Stein. Mr. Stein has been a Director since 2010. Mr. Stein founded Savitar in 1988 as a real estate advisory company providing assistance to beleaguered lenders and financial institutions on their nonperforming real estate assets. Mr. Stein has acted as an expert witness in countless litigation matters involving real estate transactions and has been appointed as a Receiver, Examiner, and Trustee in State and Federal Courts. Mr. Stein is an attorney and a member of the Florida Bar Association since 1982. He received his Juris Doctor Degree from the University of Miami. He graduated with honors by American University with Bachelor of Science Degrees in finance and accounting. From September 1982 through 1984, he served as a law clerk to the Honorable Joseph A. Gassen, U.S. Bankruptcy Judge for the Southern District of Florida. In 1988, Mr. Stein formed Savitar Realty Advisors, as a real estate advisory and management organization, whose clients were primarily financial institutions and government agencies. Savitar (or Mr. Stein) has been appointed Receiver, Examiner, or Trustee in numerous foreclosures or bankruptcies and has been retained as advisor to financial institutions in connection with their troubled assets or their intended acquisition of portfolios of troubled assets. Mr. Stein currently serves as Chairman and Chief Executive Officer of Savitar. Mr. Stein served as a member of the board of directors of Cenvill Development, formerly a $500 million, publicly-traded real estate concern, having been appointed to the Board by the FDIC to represent its interest as the single-largest shareholder. He was appointed in 1993 by the Governor of Florida to serve as a Commissioner on the Florida Real Estate Commission, which appointment was subsequently ratified by the Florida Senate. In January 1996, Mr. Stein was elected to be the Chairman of the Commission. Mr. Stein recently concluded his second and final term.

John Coghlan. Mr. Coghlan has been a Director since 2011. Mr. Coghlan was a managing director with Lehman Brothers Bank, a global investment bank based in New York City, for 27 years. He served in numerous management capacities in the firm’s fixed income and prime brokerage divisions. Mr. Coghlan was a member of both the firm’s fixed income and equity division’s management committees. In September of 2008 he joined Barclays Capital and worked in the prime broker division until the summer of 2010. Mr. Coghlan is a past chairperson of the Bond Market Association’s funding division. Mr. Coghlan is a former board member of Lehman Brothers bank and is currently a board member of Molloy College. He has also served on the boards of the Dorothy Rodbell Cohen foundation for Sarcoma Research, the Friends of Mercy Hospital, and the Rockville Centre 911 Fund. Mr. Coghlan received an undergraduate degree from Massachusetts College of Liberal Arts in 1978 as well as an Honorary Doctor of Laws in 2002. He also has an EdM from Harvard University.

Audit and Compensation Committee

The Company does not have an independent audit committee but maintains an Audit and Compensation Committee composed of non-executive directors. The members of the Audit Compensation Committee are as follows: John Coghlan, Cliff Stein, and Jan Burman.

Code of Ethics

The Company has adopted a Code of Ethics applicable to its Chief Executive Officer and Chief Financial Officer. This Code of Ethics is incorporated by reference to Exhibit 14.1 to the Form 10-K filed on March 31, 2009.

Family Relationships

No family relationships exist among our directors or executive officers.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth each person known by us to be the beneficial owner of five percent or more of the Company’s shares of common stock, all directors individually and all directors and officers of the Company as a group. Except as noted, each person has sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner (1)(2)	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class (3)
Charles Piluso (4)	Common Stock	13,509,519	47%
John Coghlan	Common Stock	3,640,777	13%
Jan Burman (5)	Common Stock	1,591,757	6%
Peter Briggs (6)	Common Stock	1,431,154	5%
Biagio Civale (7)	Common Stock	961,757	3%
Matthew P. Grosso (8)	Common Stock	194,722	1%
Cliff Stein (9)	Common Stock	2,519,649	9%
Richard Rebetti, Jr. (10)	Common Stock	33,440	*
Lawrence Maglione, Jr. (11)	Common Stock	33,440	*
John Argen (12)	Common Stock	25,268	*
Joseph Hoffman (13)	Common Stock	25,268	*
All Executive Officers and Directors as a group	Common Stock	23,968,751	83%
* Less than 1%
 ______________________________________

(1)	The address for each person is 401 Franklin Avenue, Garden City, New York 11530.

(2)
Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock beneficially owned.

(3)
Based upon 28,912,712 shares of common stock issued and outstanding as of April 12 , 2012. Unless otherwise indicated in the footnotes to the above table and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

(4)
Includes 2,603,196 shares of common stock owned indirectly by Piluso Family Associates, LLC. Also includes 25,268 shares of common stock Mr. Piluso has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of April 12 , 2012. Mr. Piluso is the co-manager and has shared voting control over the shares of common stock of the Company held by Piluso Family Associates, LLC.

(5)	Includes 11,020 shares of common stock Mr. Burman has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of April 12 , 2012.

(6)	Includes 88,271 shares of common stock Mr. Briggs has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of April 12, 2012.

(7)	Includes 534,919 shares of common stock Mr. Civale has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of April 12, 2012.

(8)	Includes 194,722 shares of common stock Mr. Grosso has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of April 12 , 2012.

(9)	Includes 3,492 shares of common stock Mr. Stein has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of April 12, 2012.

(10)	Includes 25,268 shares of common stock Mr. Rebetti has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of April 12 , 2012.

(11)	Includes 25,268 shares of common stock Mr. Maglione has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of April 12 , 2012.

(12)	Includes 25,268 shares of common stock Mr. Argen has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of April 12 , 2012.

(13)	Includes 25,268 shares of common stock Mr. Hoffman has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of April 12 , 2012.

The following table sets forth each person known by us to be the beneficial owner of five percent or more of the Company’s shares of preferred stock, all directors individually and all directors and officers of the Company as a group. Except as noted, each person has sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner (1)(2)	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class (3)
Jan Burman	Preferred Stock	1,401,786	100%
All Executive Officers and Directors as a group	Preferred Stock	1,401,786	100%
______________________________________

(1)	The address for Mr. Burmam is 401 Franklin Avenue, Garden City, New York 11530.

(2)
Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock beneficially owned.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We pay $1,500 per month in rent for the Company’s New York Data Center to 875 Merrick LLC, a limited liability company controlled by Mr. Piluso, our President,  Chief Executive Officer and Chairman of the Board. 875 Merrick LLC is owned by Mr. Piluso and his spouse. The term of the lease is month to month.

As of December 31 , 2011 the Company owed $ 624,818 to Charles M. Piluso. The amount owed to Mr. Piluso is comprised of $13,062.38 of expenses due Mr. Piluso, $141,416.06 in equipment purchases made directly by Mr. Piluso for the Company, and cash advances for day to day operations of $460,149.52 made between October 2009 and September 2010. The amounts owed to Mr. Piluso bear no interest and have no stated terms of repayment.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the fiscal year ended December 31, 2011, in all capacities for the accounts of our executive officers, including the Chief Executive Officer (CEO) and the two most highly compensated executive officers other than the CEO who were serving as executive officers at the end of 2011 who received aggregate compensation exceeding $100,000 during 2011.

Name & Principal Position	Year	Salary		Bonus	Stock Awards(1)		Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation (6)	Total
Charles M. Piluso,	2011	$249,050	(2)	-	$-		-	-	-	$249,050
President, Chief Executive Officer, and Chairman of the Board	2010	$11,310		-	200,000	(3)	-	-	-	$211,310

Peter Briggs,	2011	$180,097		$98,454	-		-	-	$12,097	$290,648
Executive Vice President, Business Development, and Treasurer (4)	2010	$86,113		-	-		$40,429	-	$5,964	$132,506

Matthew P. Grosso,	2011	$140,385		$19,000	-		-	-	$13,661	$229,584
Executive Vice President and Chief Technology Officer (5)	2010	$111,538		$20,500	-		$84,900	-	$12,646	$-
______________________________________

(1)
The amounts shown in these columns represent the aggregate grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Share Based Compensation” on page  28 for a discussion of the assumptions made in the valuation of stock and option awards.

(2)	Mr. Piluso accrued compensation of $225,000 in 2011.

(3)
The stock grants awarded to Mr. Piluso consists of 571,429 shares of common stock valued at $200,000, based on the fair value price of $0.35 according to GAAP on the date of the award. Mr. Piluso received these shares in lieu of a salary for 2010.  All of the shares were fully vested on the date of grant.  These shares were issued pursuant to the 2008 Plan (described below).

(4)
In December  2010, Mr. Briggs was awarded options to purchase 142,857 shares of common stock valued at $ 40,429 at an exercise price of $0.35 per share for services performed in 2010. These stock option awards were granted pursuant to the 2008 Plan (described below).

(5)
In December 2010, Mr. Grosso was awarded options to purchase 142,857 shares of common stock valued at $ 40,429 at an exercise price of $0.35 per share for services performed in 2010. In August 2010, Mr. Grosso was also awarded options to purchase an aggregate number of 157,143 shares of common stock valued at $ 44,471 at an exercise price of $0.35 per share in respect of services performed in 2009. These stock option awards were granted pursuant to the 2008 Plan (described below). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Share Based Compensation” on page  28 for a discussion of the assumptions made in the valuation of option awards.

(6)
Messrs. Briggs and Grosso each received a monthly automobile allowance of $1,000 during 2011. Mr. Grosso received a monthly cellular phone allowance of $150.00 for the first nine months of 2011. Mr. Grosso received a monthly automobile allowance of $903.82 and a monthly cellular phone allowance of $150.00 in 2010.

Employment Agreements

Peter Briggs Employment Agreement

We entered into an employment agreement with Mr. Briggs on June 11, 2010, that provides for his employment as our Executive Vice President (the “Briggs Employment Agreement”).

 The Briggs Employment Agreement has a term of three years and is renewable for subsequent one-year periods unless either party provides at least 90 days prior notice of nonrenewal.

Mr. Briggs annual base salary is $180,000. Mr. Briggs’ base compensation may increase if he achieves certain objectives described in the Company’s business plan. Mr. Briggs’ base compensation will increase to no less than two hundred fifty thousand dollars ($250,000) if he achieves at least one hundred percent (100%) of the objectives set forth in the Company’s business plan in any calendar year. Moreover, Mr. Briggs’ maximum annual monetary compensation can reach up to three hundred and fifty thousand dollars ($350,000) if he exceeds one hundred percent (100%) of the objectives set forth in the Business Plan in any calendar year. In addition to his annual base salary, Mr. Briggs is eligible for additional compensation, a discretionary bonus, the amount of which shall be determined by the Board based on the quality and nature of Mr. Briggs’ services and the performance of the Company. Mr. Briggs is also entitled to an allowance of up to $1,000 per month for purposes of covering all of his expenses relative to his employment, including but not limited to, automobile and cell phone expenses. Notwithstanding the foregoing sentence, the Company will also reimburse Mr. Briggs for all sufficiently documented or previously-approved business expenses incurred by him for travel in performing services for the Company during his employment term, which expenses shall be reimbursed in accordance with the policies and procedures established by the Board from time to time for the Company’s senior executives.

Either party may terminate Mr. Briggs’ employment and the agreement, with or without cause. Termination without cause requires at least 30 days prior notice from the terminating party. If the Company terminates Mr. Briggs employment for any reason whatsoever (including because of Mr. Briggs’ death or disability), Mr. Briggs and/or his estate or beneficiaries, as the case may be, shall have no further rights or claims against the Company or its affiliates, except that: we will be required to pay Mr. Briggs’ his base salary and benefits through the date of employment termination and, in the case of any termination by the Company not involving for cause, for the lesser of (A) a period of six (6) months thereafter, or (B) the remaining term of Mr. Briggs’ employment.

The Briggs Employment Agreement also includes customary covenants on non-competition, non-solicitation of customers, non-solicitation of employees and non-disclosure of confidential information that apply during Mr. Briggs’ employment and for the one-year period following the termination of his employment.

2008 Equity Incentive Plan

In October 2008, the Board adopted, the Euro Trend, Inc. 2008 Equity Incentive Plan (the “2008 Plan).  Under the 2008 Plan, we may grant options (including incentive stock options) to purchase our common stock or restricted stock awards to our employees, consultants or non-employee directors. The 2008 Plan is administered by the Board. Awards may be granted pursuant to the 2008 Plan for 10 years from the date the Board approved the 2008 Plan. Any grant under the 2008 Plan may be repriced, replaced or regranted at the discretion of the Board. From time to time, we may issue awards pursuant to the 2008 Plan.

The material terms of options granted under the 2008 Plan (all of which have been nonqualified stock options) are consistent with the terms described in the footnotes to the "Outstanding Equity Awards at Fiscal Year-End December 31, 2011" table below, including 5 year graded vesting schedules and exercise prices equal to the fair market value of our common stock on the date of grant.  Stock grants made under the 2008 Plan have not been subject to vesting requirements. The 2008 Plan was terminated with respect to the issuance of new awards as of February 3, 2011.

2010 Incentive Award Plan

The Company has reserved 2,000,000 shares of common stock for issuance under the terms of the Data Storage Corporation 2010 Incentive Award Plan (the “2010 Plan”). The 2010 Plan is intended to promote the interests of the Company by attracting and retaining exceptional employees, consultants, directors, officers and independent contractors (collectively referred to as the “Participants”), and enabling such Participants to participate in the long-term growth and financial success of the Company. Under the 2010 Plan, the Company may grant stock options, which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights  and restricted stock awards, which are restricted shares of common stock (collectively referred to as “Incentive Awards”). Incentive Awards may be granted pursuant to the 2010 Plan for 10 years from the Effective Date.  From time to time, we may issue Incentive Awards pursuant to the 2010 Plan.  Each of the awards will be evidenced by and issued under a written agreement. There are no options outstanding under the 2010 Plan as of December 31, 2010.

If an incentive award granted under the 2010 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for future awards under the 2010 Plan.  The number of shares subject to the 2010 Plan, and the number of shares and terms of any Incentive Award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.

Outstanding Equity Awards at Fiscal Year-End December 31, 2011

	Option Awards (1) (2)
Name	Option Approval Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Charles M. Piluso	5/26/2009	11,937	11,121	0.32	5/25/2019
	12/31/2009	5,566	8,322	0.36	12/30/2019
	12/16/2010	3,101	11,185	0.35	12/15/2020
Peter Briggs	12/16/2010	31,014	111,843	0.35	12/15/2020
Matthew P. Grosso	2/09/2009	49,515	35,199	0.29	2/8/2019
	8/12/2010	34,116	123,027	0.35	11/21/2020
	12/16/2010	31,014	111,843	0.35	12/15/2020
______________________________________

(1)
All of the options to purchase shares of our common stock awarded to Messrs. Piluso, Briggs and Grosso (each a “Participant”) under the 2008 Plan were unvested on the date of grant. Twenty percent (20%) of the stock options vested after the Participant remained continuously providing services to the Company through the one (1) year anniversary of the date of the grant. Thereafter, an additional one and two-thirds percent (1.67%) of the options vest upon the end of each calendar month thereafter provided that the Participant has been continuously providing services to the Company from the date of the grant through and including such calendar month. Upon the termination of a Participant’s engagement with the Company for any reason, the vesting of all options shall immediately cease upon such termination, and all unvested options as of the time of such termination shall immediately expire and be forfeited. Upon the termination of the Participant’s engagement with the Company for (A) Participant’s failure, neglect or refusal to perform his duties to the Company, (B) any conduct of the Participant constituting fraud, material dishonesty or breach of trust in connection with the Participant’s performance of his duties to the Company or any material breach by the Participant of any statutory or common law duty of loyalty to the Company; (C) the commission by the Participant of a felony or of any crime involving theft, dishonesty or moral turpitude, or (D) any other act or omission that, in the reasonable determination of the Board, has caused or is likely to cause detrimental notoriety or other comparable material harm to the Company, all vested options shall expire and be forfeited immediately at the time notice of such termination is given. Upon the termination of the Participant’s engagement with the Company due to the Participant’s death or disability, all vested options shall expire and be forfeited immediately at the close of business on the ninetieth (90th) day following the date of termination. Upon any termination  of the Participant’s engagement with the Company other than as provided in the foregoing, all vested options shall expire and be forfeited immediately at the close of business on the first (1st) anniversary of the date of termination. In the event of a “Sale of the Company” (as defined in the 2008 Plan), the Board may modify any grant to provide for the effect of a “Sale of the Company”.

(2)	The Company has no unvested shares of restricted stock outstanding.

Compensation of Directors

Director Compensation(1)
Name	Option Awards(2)	Total
Charles M. Piluso	$5,000	$5,000
Richard Rebetti Jr.	$5,000	$5,000
John Argen	$5,000	$5,000
Jan Burman	$5,000	$5,000
Biagio Civale	$5,000	$5,000
Joseph B. Hoffman	$5,000	$5,000
Lawrence M. Maglione Jr	$5,000	$5,000
Cliff Stein	$2,500	$2,500
______________________________________

(1)
The only compensation awarded to directors for their service on the Board in respect of fiscal year 2010 were non-qualified stock options, which were granted in 2011. Director compensation for fiscal year 2011 has not yet been determined. The 2010 stock options were awarded pursuant to the 2008 Plan. It was determined that the Board members would receive $5,000 each for participating in Board meetings as scheduled and participating on various committees. Mr. Stein received only $2,500 because he did not serve a full year on the Board in 2010. The stock options were granted on December 16, 2010, with an exercise price of $0.35 per share.

(2)
The amounts shown in these columns represent the aggregate grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Share Based Compensation” on page 28 for a discussion of the assumptions made in the valuation of option awards. The $2,500 option award to Mr. Stein represents 7,143 underlying options to purchase our common stock with a strike price of $0.35 per share of common stock. The $5,000 option award to the remaining directors in the table above represent 14,286 options to purchase our common stock with a strike price of $0.35 per share of common stock. All the non-qualified stock options above shall vest in accordance with the following schedule: twenty percent (20%) of the options shall vest if the person remains continuously engaged as a director of the Company from the grant date (which was December 16, 2010) through and including the one (1) year anniversary of the grant date, and an additional one and two-thirds percent (1.67%) of the options shall vest upon the end of each calendar month thereafter provided that the person has been continuously engaged as a director of the Company from the grant date through and including such calendar month. The vesting of the options may be accelerated upon, among other things, consolidations or mergers of the Company or the sale of all or substantially all of our assets to another entity.

Securities Authorized for Issuance under Equity Compensation Plans

The Company has two share-based equity compensation plans, the 2008 Plan and the 2010 Plan. Neither of these plans have been approved by the security holders of the Company. Descriptions of these plans are presented in “Executive Compensation—2008 Equity Incentive Plan” and “Executive Compensation—2010 Incentive Award Plan” beginning on page 43 .

As of the end of fiscal year 2011, we had the following securities authorized for issuance under our equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options and warrants	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	-	-	-

Equity compensation plans not approved by security holders	2,736,562 (1)	$0.27	2,000,000

Total	2,736,562	$0.27	2,000,000

(1)
In October 2008, our Board adopted the 2008 Plan. As of the end of fiscal year 2011, we had 2,563,115 shares of our common stock issuable upon the exercise of outstanding options granted pursuant to the 2008 Plan. As of end of fiscal year, 2011, there were warrants outstanding to purchase 173,427 shares of common stock at a weighted average exercise price of $0.001, none of which were granted pursuant to the 2008 Plan or the 2010 Plan.  As of the end of fiscal year 2011, no awards have been issued, whether options or otherwise, under the 2010 Plan.

DESCRIPTION OF SECURITIES

Common Stock

The securities being registered pursuant to this registration statement are shares of the Company’s common stock, par value $0.001 per share. The Company's Amended Articles of Incorporation authorizes the issuance of 250,000,000 shares of common stock. As of April 12 , 2012, an aggregate of 28,912,712 shares of common stock were issued and outstanding. There were 39 shareholders of record as of such date.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the Company’s shareholders. The Company’s Amended Articles of Incorporation and bylaws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Company’s Board out of funds legally available therefore. In the event of the Company’s liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the Company’s assets remaining after payment of the Company’s liabilities and satisfaction of preferential rights of any outstanding preferred stock. Holders of common stock have no preemptive, conversion or redemption rights.

Preferred Stock

The Company’s Amended Articles of Incorporation authorizes the issuance of 10,000,000 shares of Series A preferred stock, par value $0.001 per share. As of April 12 , 2012, an aggregate of 1,401,786 shares of Series A preferred stock were issued and outstanding.

Each holder of shares of Series A preferred stock is entitled to the number of votes, upon any meeting of the shareholders of the Company (or action taken by written consent in lieu of any such meeting) equal to the number of shares of Class B common stock into which such shares of Series A preferred stock could be converted. The number of shares of common stock to which a share of Series A preferred stock may be converted shall be the product obtained by dividing $1.39 by the then-effective Conversion Price (as defined below) for such share of Series A preferred stock. The conversion price for the Series A preferred stock is initially equal to $1.39 and shall be adjusted from time to time (the “Conversion Price”).

Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any common stock, the holders of Series A preferred stock will be entitled to be paid out of the assets of the Company legally available for distribution to shareholders, for each share of Series A preferred stock held by such holder, an amount per share of Series A preferred stock equal to the original issue price for such share of Series A preferred stock plus all accrued and unpaid dividends on such share of Series A preferred stock as of the date of the Liquidation Event.

Each share of Series A preferred stock, in preference to the holders of all common stock, shall entitle its holder to receive, but only out of funds that are legally available therefore, cash dividends at the rate of ten percent (10%)   per annum from July 3, 2008 on the original issue price of $1.39 per share Series A preferred stock, compounding annually unless paid by the Company.

Warrants

As of  April 12 , 2012, there were warrants outstanding to purchase 173,427 shares of common stock at a weighted average exercise price of $ 0.02 .

All of the warrants outstanding have an initial exercise price of $ 0.02 per share of common stock and will expire on 5:00pm, Eastern Time, on October 31, 2013 (the “Advisor Warrants”). The Advisor Warrants and the shares of common stock underlying the Advisor Warrants were not registered under the Securities Act and are subject to certain transfer restrictions. Any transfer of the Advisor Warrants or shares of common stock underlying the Advisor Warrants must be made in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom.

No fractional shares of common stock will be issued upon exercise of the Advisor Warrants. All fractional interests shall be eliminated by rounding any fraction up or down to the nearest whole number of warrants, shares of common stock or other securities, properties or rights.

The Advisor Warrants have certain registration rights with respect to the shares of the underlying common stock. Should the Company fail to include the Advisor Warrants within a registration statement, the holder shall be entitled to additional warrants equal to 10% of the aggregate number of the shares of common stock actually issued, for every ninety (90) days that such Advisor Warrants are not included in the registration statement.

The number of shares of common stock purchasable upon exercise of the Advisor Warrants and the exercise price both will also be subject to adjustment upon the occurrence of certain events including:

(1)	the payment by us of dividends (and other distributions) on our common stock payable in common stock;

(2)	subdivisions, combinations and reclassifications of our common stock.

In the case of certain consolidations or mergers of the Company or the sale of all or substantially all of our assets to a corporation or other entity, the Advisor Warrants will thereafter be exercisable for the right to receive the kind and amount of shares of common stock or other securities or assets to which such holder would have been entitled as a result of such consolidation, merger or sale had the Advisor Warrants been exercised immediately prior thereto.

Registration Rights In Connection with the Equity Purchase Agreement

In connection with the Equity Purchase Agreement, we entered into a registration rights agreement (the “Registration Rights Agreement”) dated November 29, 2011 with Southridge under which we committed to file a registration statement within sixty (60) days from the date of the Registration Rights Agreement covering the resale of the shares of common stock sold to Southridge under the Equity Purchase Agreement. Also, we agreed to use all commercially reasonable efforts to (i) cause the registration statement to become effective within five (5) business days after notice from the SEC that it may be declared effective and (ii) to maintain the effectiveness of such registration statement until the earliest of (A) the date that is three months after the completion of the last sale of shares under the Equity Purchase Agreement, (B) the date when Southridge may sell all shares of common stock it purchased pursuant to the Equity Purchase Agreement under Rule 144 without volume limitations, and (C) the date Southridge no longer owns any shares of common stock purchased under the Equity Purchase Agreement.

Notwithstanding the foregoing, Southridge may not resell, under Rule 144 the shares of our common stock it purchases pursuant to the Equity Purchase Agreement due to its status as an “underwriter” with respect to such shares.

The registration statement of which this prospectus forms a part was filed pursuant to the registration rights granted in connection with the Equity Purchase Agreement.

Transfer Agent

Our shares of common stock are registered at the transfer agent and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the common stock certificate, properly endorsed.  No transfer shall be registered unless the Company is satisfied that such transfer will not result in a violation of any applicable federal or state securities laws. The Company's transfer agent for its common stock is Vstock Transfer, LLC, 77 Spruce Street, Suite 201, Cedarhurst, New York 11516, Telephone (212) 822-8436.

Penny Stock

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

Our shares are considered penny stock under the Exchange Act.  The shares will remain penny stocks for the foreseeable future.  The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Exchange Act.  Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

•	contains a description of the nature and level of risk in the market for penny stock in both public offerings and secondary trading;

•
contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Exchange Act;

•	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” price for the penny stock and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, shareholders may have difficulty selling their securities.

Dividend Policy

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. The declaration or payment of dividends, if any, in the future, will be at the discretion of our Board and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board. There are no contractual restrictions on our ability to declare or pay dividends.

MARKET FOR COMMON EQUITY AND RELATED MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol “DTST.OB”. The table below sets forth the high and low prices for our common stock for the quarters in 2010 and 2011. Quotations reflect inter-dealer prices, without retail mark-up, mark-down commission, and may not represent actual transactions. Since our common stock trades sporadically, there is not an established active public market for our common stock. No assurance can be given that an active market will exist for our common stock and we do not expect to declare dividends in the foreseeable future since we intend to utilize its earnings, if any, to finance our future growth, including possible acquisitions.

Year	Quarter	High	Low
2010	First	0.50	0.25
2010	Second	0.59	0.03
2010	Third	0.07	0.01
2010	Fourth	0.05	0.01
2011	First	0.06	0.035
2011	Second	0.15	0.062
2011	Third	0.74	0.05
2011	Fourth	1.50	0.40
2012	First	0.75	0.50
Holders

As of April 12 , 2012, there were approximately 28,912,712 shares of common stock issued and outstanding and there were 39 holders of record of our common stock.

Dividends

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Anti-Takeover Effects of Provisions of Nevada State Law

We may in the future may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 shareholders, at least 100 of whom are shareholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with that person, obtain only such voting rights in the control shares as are conferred by a resolution of the shareholders of the corporation, approved at a special or annual meeting of shareholders. The control share law contemplates that voting rights will be considered only once by the other shareholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the shareholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any shareholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights, is entitled to demand fair value for such shareholder's shares.

Nevada's control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested shareholders” for three years after the “interested shareholder” first becomes an “interested shareholder” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested shareholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other shareholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our Board.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us or any of our subsidiaries. Nor was any such person connected with us or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Legal Matters

The validity of the issuance of the shares being offered hereby will be passed upon for us by McDonald Carano Wilson LLP.

Experts

Our financial statements included in this prospectus for the fiscal years ended and as of December 31, 2011 and 2010 , respectively (as indicated in their reports) have been audited by Rosenberg Rich Baker Berman & Company, Somerset, New Jersey, an independent registered public accounting firm and are included herein in reliance upon the authority as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at  http://www.sec.gov .

 INDEX TO FINANCIAL STATEMENTS OF
DATA STORAGE CORPORATION
For the Fiscal Years Ended December 31, 2011 and 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Data Storage Corporation

We have audited the accompanying balance sheets of Data Storage Corporation as of December 31, 2011 and 2010, and the related statements of income, stockholders’ equity and cash flows for each of the years then ended. Data Storage Corporation’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Data Storage Corporation as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, New Jersey
April 13, 2012

DATA STORAGE CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
ASSETS	2011	2010
Current Assets:
Cash and cash equivalents	$168,490	$50,395
Accounts receivable (less allowance for doubtful
accounts of $48,000 in 2011 and $17,000 in 2010)	294,306	387,697
Deferred Compensation	37,041	17,562
Prepaid Expenses and other current assets	218,675	63,215
Total Current Assets	718,512	518,869

Property and Equipment:
Property and equipment	3,024,302	2,031,771
Less—Accumulated depreciation	(1,680,484)	(1,200,448)
Net Property and Equipment	1,343,818	831,323

Other Assets:
Goodwill	2,201,828	2,201,828
Deferred compensation	26,614	44,176
Other assets	61,923	18,652
Intangible Assets, net	955,048	1,169,404
Employee loan	-	23,000
Total Other Assets	3,245,413	3,457,060

Total Assets	5,307,743	4,807,252

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	1,343,855	1,070,036
Credit line payable	100,292	99,970
Due to related party	124,753	52,718
Dividend Payable	162,500	125,000
Deferred revenue	641,381	461,724
Leases payable	499,325	325,934
Loans payable	128,182	122,251
Contingent consideration in SafeData acquisition	-	805,087
Total Current Liabilities	3,000,288	3,062,720

Deferred rental obligation	21,341	26,064
Due to officer	624,818	614,628
Loan payable long term	11,887	151,491
Leases payable long term	509,628	115,533
Convertible debt	-	18,928
Convertible debt – related parties	-	227,138
Total Long Term Liabilities	1,167,674	1,153,782

Total Liabilities	4,167,962	4,216,502

Commitments and contingencies	-	-

Stockholders’ Equity:
Preferred Stock, $.001 par value; 10,000,000 shares authorized;
1,401,786 shares issued and outstanding in each period	1,402	1,402
Common stock, par value $0.001; 250,000,000 shares authorized;
28,912,712 and 17,127,541 shares issued and outstanding, respectively	28,913	17,861
Additional paid in capital	10,705,470	7,313,844
Accumulated deficit	(9,596,004)	(6,742,357)
Total Stockholders' Equity	1,139,781	590,750
Total Liabilities and Stockholders' Equity	$5,307,743	$4,807,252

The accompanying notes are an integral part of these consolidated financial statements.

DATA STORAGE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2011	2010

Sales	$3,940,323	$2,514,340

Cost of sales	2,509,921	1,583,459

Gross Profit	1,430,402	930,881

Selling, general and administrative	3,257,091	2,295,753

Loss from Operations	(1,826,689)	(1,364,872)

Other Income (Expense)
Gain on settlement of contingent consideration	176,497	-
Impairment of intangible assets	-	(126,130)
Interest income	2,244	2
Amortization of debt discount	(753,935)	(166,121)
Amortization of deferred financing fees	(4,368)	-
Loss on extinguishment of debt	(142,925)	-
Loss on settlement of liabilities	(8,975)	-
Interest expense	(245,496)	(141,860)
Total Other (Expense)	(976,958)	(434,109)

Loss before provision for income taxes	(2,803,647)	(1,798,981)

Provision for income taxes	-	-

Net Loss	(2,803,647)	(1,798,981)

Preferred Stock Dividend	(50,000)	(50,000)

Net Loss Available to Common Shareholders	$(2,853,647)	$(1,848,981)

Loss per Share – Basic and Diluted	$(0.13)	$(0.12)
Weighted Average Number of Shares - Basic and Diluted	21,690,051	15,538,129

The accompanying notes are an integral part of these consolidated financial statements.

DATA STORAGE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2011	2010

Net loss	$(2,803,647)	$(1,798,981)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	694,393	412,976
Amortization of debt discount	753,934	166,121
Non cash interest expense	167,925	-
Loss on extinguishment of debt	142,926
Loss on settlement of liabilities	8,975
Deferred compensation	19,333	68,050
Impairment of intangible asset	-	126,130
Deferred financing fees	4,368
Allowance for doubtful accounts	31,000	(9,742)
Stock based compensation	78,836	439,420
Gain on settlement of contingent consideration	(176,496)	-
Changes in Assets and Liabilities:
Accounts receivable	62,391	(91,101)
Other assets	(5,138)	3,608
Prepaid expenses and other current assets	(155,460)	(6,229)
Employee Loan	23,000
Accounts payable and accrued expenses	459,233	768,825
Deferred revenue	179,657	(117,048,)
Deferred rent	(4,723)	(2,577)
Due to related party	-	18,000
Net Cash Used in Operating Activities	(519,493)	(22,548)

Cash Flows from Investing Activities:
Capital expenditures	(96,575)	(36,246)
Acquisition of SafeData, LLC net assets	-	(1,229,954)
Net Cash Used in Investing Activities	(96,575)	(1,266,200)

Cash Flows from Financing Activities:
Proceeds from the issuance of common stock	1,755,000	300,000
Issuance of convertible debt	-	1,000,000
Repayments of capital lease obligations	(328,470)	(224,620)
Repayments of loan obligations	(133,673)	-
Advances from credit line	322	-
Payment of preferred dividend	(12,500)
Repayment of contingent consideration	(546,516)
Advances from shareholder	-	235,603
Net Cash Provided by Financing Activities	734,163	1,310,983

Increase in Cash and Cash Equivalents	118,095	22,235

Cash and Cash Equivalents, Beginning of Year	50,395	28,160

Cash and Cash Equivalents, End of Year	$168,490	$50,395

Cash paid for interest	$76,571	$24,906
Cash paid for income taxes	$-	$-

Non cash investing and financing activities:

Accrual of preferred stock dividend	$50,000	$50,000
Warrants issued with convertible debt	$-	$920,056
Stock issued in connection with acquisition of SafeData, LLC	$150,000	$850,000
Fixed assets acquired under capital leases	$895,957	$-
Stock issued for settlement of payables	$255,000	$-
Stock issued for financing fees	$42,500	$-
Stock issued for deferred compensation	$21,250	$-
Stock issued in settlement of convertible debt	$1,000,000	$-
Stock issued for accrued interest	$129,166	$-

The accompanying notes are an integral part of these consolidated financial statements.

DATA STORAGE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Preferred Stock			Common Stock		Additional Paid in	Accumulated
Description	Shares	Amount		Shares	Amount	Capital	Deficit	Total

Balance January 1, 2010	1,401,786	1,402		13,670,399	13,670	4,808,558	(4,893,376)	(69,746)

Common Stock issued in private placement	-	-		600,000	600	299,400	-	300,000

Common stock issued in SafeData acquisition	-	-		2,428,572	2,429	847,571	-	850,000

Stock based compensation	-	-		1,062,857	1,063	370,937	-	372,000

Stock based compensation	-	-		-	-	67,421	-	67,421

Warrants issued with convertible debt	-	-		-	-	920,056	-	920,056

Stock options exercised	-	-		98,505	99	(99)	-	-

Net loss							(1,798,981)	(1,798,981)

Preferred stock dividend	-	-		-	-	-	(50,000)	(50,000)

Balance December 31, 2010	1,401,786	1,402		17,860,331	17,861	7,313,844	(6,742,357)	590,750

Common stock issued in private placement	-	-		3,940,777	3,941	1,751,059	-	1,755,000

Common stock issued in debt conversion	-	-		2,564,098	2,564	997,436	-	1,000,000

Common stock issued in lieu of interest	-		-	400,002	398	271,695		272,093

Warrants exercised	-	-		2,997,632	2,998	(2,998)	-	-

Stock issued in settlement of contingent liability				428,571	429	149,571		150,000

Common stock issued in equity financing	-	-		50,000	50	42,450	-	42,500

Stock based compensation	-	-		-	-	78,837	-	78,837

Stock issued for services provided	-	-		25,000	25	21,225	-	21,250

Stock Options exercised	-	-		837,730	838	(838)	-	-

Stock issued in settlement of accounts payable				300,000	300	254,700		255,000

Stock issuance cancellations				(491,429)	(491)	(171,509)		(172,000)

Net loss							(2,803,647)	(2,803,647)

Preferred stock dividend	-	-		-	-	-	(50,000)	(50,000)

Balance December 31, 2011	1,401,786	$1,402		28,912,712	$28,913	10,705,470	(9,596,004)	1,139,781

The accompanying notes are an integral part of these consolidated financial statements

DATA STORAGE CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2011 AND 2010

Note 1 – Description of business, organization and other matters

Description of Business

Data Storage Corporation (DSC), a cloud storage and cloud computing organization focused on disaster recovery and business continuity is the result of several transactions: a share exchange with Euro Trend Inc. incorporated on March 27, 2007 under the laws of the State of Nevada; ownership of Data Storage Corporation incorporated in 2001; and an Asset Acquisition of SafeData in 2010.

On October 20, 2008 we completed a Share Exchange Agreement whereby we acquired all of the outstanding capital stock and ownership interests of DSC. In exchange we issued 13,357,143 shares of our common stock to the Data Storage Corporation’s Shareholders.  This transaction was accounted for as a reverse merger for accounting purposes. Accordingly, Data Storage Corporation, the accounting acquirer, is regarded as the predecessor entity.

On June 17, 2010 we entered into an Asset Purchase Agreement with SafeData, a provider of Cloud Storage and Cloud Computing mostly to IBM’s Mid-Range Equipment users, under which we acquired all right, title and interest in the end user customer base of SafeData and all related current and fixed assets and contracts including the transfer of all of Safe Data’s current liabilities arising out of the business or the assets acquired. Pursuant to the Agreement, we paid an aggregate purchase price equal to $3,000,000. Giving effect to certain holdback and contingency clauses as defined in the agreement, we paid $1,229,952 in cash and $850,000 in shares of our common stock as well as assumption of SafeData Accounts Payable and Receivables.  In June of 2011 we made a final payment net of holdback of $482,308. and we issued the remaining balance of $150,000 in Common Stock.  See also Note 11.

Liquidity

The financial statements have been prepared using accounting principles generally accepted in the United States of America applicable for a going concern, which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business. For the year ended December 31, 2011, the Company has generated revenues of $3,940,323 but has incurred a net loss of $2,803,647. Its ability to continue as a going concern is dependent upon achieving sales growth, reduction of operation expenses and ability of the Company to obtain the necessary financing to meet its obligations and pay its liabilities arising from normal business operations when they come due, and upon profitable operations.  The Company has been funded by the CEO and largest shareholder since inception as well as several Directors.  It is the intention of Charles Piluso to continue to fund the Company on an as needed basis.

Note 2 - Summary of Significant Accounting Policies

Stock Based Compensation

The Company follows the requirements of FASB ASC 718-10-10, Share Based Payments with regard to stock-based compensation issued to employees.  The Company has various employment agreements and consulting arrangements that call for stock to be awarded to the employees and consultants at various times as compensation and periodic bonuses. The expense for this stock based compensation is equal to the fair value of the stock that was determined by using the most recent private placement price on the day the stock was awarded multiplied by the number of shares awarded.  The Company records its options at fair value using the Black-Scholes valuation model.

Recently Issued and Newly Adopted Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). ASU 2011-11 enhances current disclosures about financial instruments and derivative instruments that are either offset on the statement of financial position or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset on the statement of financial position. Entities are required to provide both net and gross information for these assets and liabilities in order to facilitate comparability between financial statements prepared on the basis of U.S. GAAP and financial statements prepared on the basis of IFRS. ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. ASU 2011-11 is not expected to have a material impact on the Company’s financial position or results of operations.

In September 2011, the FASB issued Accounting Standards Update No. 2011-08 (“ASU 2011-08”), which updates the guidance in ASC Topic 350, Intangibles – Goodwill & Other. The amendments in ASU 2011-08 permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than the carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in ASC Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than fifty percent. If, after assessing the totality of events or circumstances, an entity determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. The amendments in ASU 2011-08 include examples of events and circumstances that an entity should consider in evaluating whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. However, the examples are not intended to be all-inclusive and an entity may identify other relevant events and circumstances to consider in making the determination. The examples in this ASU 2011-08 supersede the previous examples under ASC Topic 350 of events and circumstances an entity should consider in determining whether it should test for impairment between annual tests, and also supersede the examples of events and circumstances that an entity having a reporting unit with a zero or negative carrying amount should consider in determining whether to perform the second step of the impairment test. Under the amendments in ASU 2011-08, an entity is no longer permitted to carry forward its detailed calculation of a reporting unit’s fair value from a prior year as previously permitted under ASC Topic 350. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. ASU 2011-08 is not expected to have a material impact on the Company’s financial position or results of operations.

In May 2011, the FASB issued Accounting Standards Update 2011-04 (“ASU 2011-04”), which updated the guidance in ASC Topic 820, Fair Value Measurement. The amendments in ASU 2011-04 generally represent clarifications of Topic 820, but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. ASU 2011-04 results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards. The amendments in ASU 2011-04 are to be applied prospectively. For public entities, the amendments are effective for interim and annual periods beginning after December 15, 2011, and early application is not permitted. ASU 2011-04 is not expected to have a material impact on the Company’s financial position or results of operations.

In December 2010, the FASB issued ASU 2010-29, “Business Combinations (ASC Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations” (“ASU 2010-29”). The amendments in ASU 2010-29 affect any public entity as defined by ASC Topic 805 that enters into business combinations that are material on an individual or aggregate basis. The amendments in ASU 2010-29 specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in ASU 2010-29 are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of ASU 2010-29 did not have a material impact on the Company’s results of operations or financial condition.

In December 2010, the FASB issued ASU 2010-28, “Intangibles — Goodwill and Other (ASC Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts” (“ASU 2010-28”). The amendments in ASU 2010-28 modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments in ASU 2010-28 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The adoption of ASU 2010-28 did not have a material impact on the Company’s results of operations or financial condition.

In April 2010, the FASB issued ASU 2010-17, “Revenue Recognition — Milestone Method” (“ASU 2010-17”). ASU 2010-17 provides guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate. A vendor can recognize consideration that is contingent upon achievement of a milestone in its entirety as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. The following criteria must be met for a milestone to be considered substantive: the consideration earned by achieving the milestone should (i) be commensurate with either the level of effort required to achieve the milestone or the enhancement of the value of the item delivered as a result of a specific outcome resulting from the vendor’s performance to achieve the milestone; (ii) be related solely to past performance; and (iii) be reasonable relative to all deliverables and payment terms in the arrangement. No bifurcation of an individual milestone is allowed and there can be more than one milestone in an arrangement. Accordingly, an arrangement may contain both substantive and non-substantive milestones. ASU 2010-17 is effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. The adoption of ASU 2010-17 did not have a material effect on the Company’s results of operations or financial condition.

In October 2009, the FASB issued ASU 2009-13, “Multiple-Deliverable Revenue Arrangements” (“ASU 2009-13”). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments in ASU 2009-13 eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-13 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The adoption of ASU 2009-13 did not have a material impact on the Company’s results of operations or financial condition.

Management does not believe there would have been a material effect on the accompanying financial statements had any other recently issued, but not yet effective, accounting standards been adopted in the current period.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary, Data Storage Corporation, a Delaware Corporation.  All significant inter-company transactions and balances have been eliminated in consolidation.

Cash, cash equivalents and short-term investments

The Company considers all highly liquid investments with an original maturity or remaining maturity at the time of purchase, of three months or less to be cash equivalents.

Concentration of credit risk and other risks and uncertainties

Financial instruments and assets subjecting the Company to concentration of credit risk consist primarily of cash and cash equivalents, short-term investments and trade accounts receivable. The Company's cash and cash equivalents are maintained at major U.S. financial institutions. Deposits in these institutions may exceed the amount of insurance provided on such deposits.

The Company's customers are primarily concentrated in the United States.

The Company provides credit in the normal course of business.  The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts on factors surrounding the credit risk of specific customers, historical trends, and other information.

For the year ended December 31, 2010 the company had one customer that represented 11% of sales.

Accounts Receivable/Allowance for Doubtful Accounts

The Company sells its services to customers on an open credit basis. Accounts receivable are uncollateralized, non-interest-bearing customer obligations. Accounts receivables are due within 30 days. The allowance for doubtful accounts reflects the estimated accounts receivable that will not be collected due to credit losses and allowances. Provisions for estimated uncollectible accounts receivable are made for individual accounts based upon specific facts and circumstances including criteria such as their age, amount, and customer standing. Provisions are also made for other accounts receivable not specifically reviewed based upon historical experience.  Clients are invoiced in advance for services as reflected in deferred revenue on the company’s balance sheet.

Property and Equipment

Property and equipment is recorded at cost and depreciated over their estimated useful lives or the term of the lease using the straight-line method for financial statement purposes. Estimated useful lives in years for depreciation are 5 to 7 years for property and equipment. Additions, betterments and replacements are capitalized, while expenditures for repairs and maintenance are charged to operations when incurred. As units of property are sold or retired, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. At December 31, 2011, the Company had a full valuation allowance against its deferred tax assets.

Estimated Fair Value of Financial Instruments

The Company's financial instruments include cash, accounts receivable and accounts payable, line of credit and due to related parties. Management believes the estimated fair value of these accounts at December 31, 2011 approximate their carrying value as reflected in the balance sheets due to the short-term nature of these instruments or the use of market interest rates for debt instruments.  The carrying values of the company’s long-term debt approximates their fair values based upon a comparison of the interest rate and terms of such debt to the rates and terms of debt currently available to the company.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition

The Company’s revenues consist principally of cloud storage and cloud computing revenues, SaaS and IaaS. Storage revenues consist of monthly charges related to the storage of materials or data (generally on a per unit basis).  Sales are generally recorded in the month the service is provided.  For customers who are billed on an annual basis, deferred revenue is recorded and amortized over the life of the contract. Set up fees charged in connection with storage contracts are deferred and recognized on a straight line basis over the life of the contract.

 Advertising Costs

The Company expenses the costs associated with advertising as they are incurred.  The Company incurred $187,463 and $70,211 for advertising costs for the years ended December 31, 2011 and 2010, respectively.

Net Income (Loss) per Common Share

In accordance with FASB ASC 260-10-5 Earnings Per Share, basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income (loss) adjusted for income or loss that would result from the assumed conversion of potential common shares from contracts that may be settled in stock or cash by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. The inclusion of the potential common shares to be issued have an anti-dilutive effect on diluted loss per share and therefore they are not included in the calculation. Potentially dilutive securities at December 31, 2011 include 2,563,115 options and 173,427 warrants.

Note 3 - Property and Equipment

Property and equipment, at cost, consist of the following:

	December 31,
	2011	2010
Storage equipment	$2,149,294	$1,613,359
Website and software	169,833	169,833
Furniture and fixtures	22,837	22,837
Computer hardware and software	91,687	84,592
Data Center	590,651	141,250
	3,024,302	2,031,771
Less: Accumulated depreciation	1,680,484	1,200,448
Net property and equipment	$1,343,818	$831,323

Depreciation expense for the years ended December 31, 2011 and 2010 was $480,036 and $287,065, respectively.

Note 4 - Goodwill and Intangible Assets

Goodwill and Intangible assets consisted of the following:
	Estimated life in years	December 31, 2011
		Gross amount	Accumulated Amortization

Goodwill	Indefinite	$2,201,828	-

Intangible assets not subject to amortization
Trademarks	Indefinite	279,268	-
Intangible assets subject to amortization
Customer list	5 - 15	854,178	339,514
Non-compete agreements	4	262,147	101,031

Total Intangible Assets		1,395,593	440,545

Total Goodwill and Intangible Assets		$3,597,421	$440,545

Scheduled amortization over the next five years as follows:

Twelve months ending December 31,
2012		$214,356
2013		214,356
2014		178,858
2015		68,210
	Total	$675,780

Amortization expense for the year ended December 31, 2011 and 2010 were $214,357 and $125,911 respectively

Note 5 – Capital lease obligations

The Company acquired capital leases in the acquisition of SafeData. The economic substance of the leases is that the Company is financing the acquisitions through the leases and accordingly, they are recorded in the Company’s assets and liabilities. The leases are payable to Systems Trading, Inc. and IBM with combined monthly installments of $56,136 through various dates in 2011 and 2012. The leases are secured with the computer equipment.  Interest rates on capitalized leases vary from 6%-12% and are imputed based on the lower of the Company’s incremental borrowing rate at the inception of each lease or the lessor’s implicit rate of return.

Future minimum lease payments under the capital leases are as follows:

As of December 31, 2011	$1,068,815
Less amount representing interest	(59,862)
Total obligations under capital leases	1,008,953
Less current portion of obligations under capital leases	(499,325)
Long-term obligations under capital leases	$509,628

Long-term obligations under capital leases at December 31, 2011 mature as follows:

For the year ending December 31, 2012	$500,020
2013	301,656
2014	175,642
2015	31,635

$1,.008,953

The assets held under the capital leases are included in property and equipment as follows:

Equipment	$1,262,488
Less: accumulated depreciation	295,365

$967,123

Note 6 - Commitments and Contingencies

Revolving Credit Facility

On January 31, 2008 the Company entered into a revolving credit line with a bank. The credit facility provides for $100,000 at prime plus .5%, 3.75% at December 31, 2011, and is secured by all assets of the Company and personally guaranteed by the Company’s principal shareholder. As of December 31, 2011, the Company owed $100,292 under this agreement.

Loan Payable

On August 04, 2010, the Company entered into a note payable with Systems Trading, LLC in settlement of past due balances owed by SafeData related to certain capital leases. The note bears interest at 4%, and is due in 24 equal installments of $11,927 commencing February 4, 2011 through January 04, 2013. The note payable balance as of December 31, 2011 is $140,069.

Total maturities of the long term debt are as follows:

For the year ending December 31
2012	$139,604
2013	11,887

$140,069

Operating Leases

The Company currently leases office space in New York, NY; Garden City, NY and Warwick, RI.

The lease for office space in Warwick, RI calls for monthly payments of $5,400 plus a portion of the operating expenses beginning in April 2012 and ending in December 2012.

The lease for office space in Garden City, NY calls for escalating monthly payments ranging from $6,056 to $6,617 plus a portion of the operating expenses through June 2014.

The lease for office space in New York, NY was prepaid in August 2011 for the 9 ½ months period ending May 29, 2012.  The prepaid rent was $35,915 and the deposit was $1,500.

Minimum obligations under these lease agreements are as follows:

For the year Ending December 31,:
2012	$85,580
2013	78,259
2014	39,709

$334,915

Rent expense for the years ended December 31, 2011 and December 31, 2010 was $178,581 and $116,203 respectively.

 Note 7 – Convertible debt

Related parties

On May 21, 2010 the Company entered into a security purchase agreements with its Chief Executive Officer for $538,463 of convertible notes payable along with 1,623,159 warrants to purchase common stock of the company at $.01. Each note is convertible into common stock at an exercise price of $.39.  In December 2011 the convertible notes were converted to 1,380,671 shares of common stock and the warrants were exercised as a cashless transaction that resulted in 1,593,647 of common stock.  The Company also issued 65,666 shares of its Common Stock to settle accrued interest As an inducement to convert the debt, the company issued 142,534 shares of its Common Stock.  The issuance and settlement resulted in a loss on extinguishment of $77,212.

Unrelated parties

On May 21, 2010 the Company entered into two security purchase agreements with independent investors for $461,537 of convertible notes payable along with 1,391,278 warrants to purchase common stock of the company at $.01. Each note is convertible into common stock at an exercise price of $.39.  In December 2011 the convertible notes were converted to 1,183,427 shares of common stock and the warrants were exercised as a cashless transaction that resulted in 1,365,983 of common stock.  The Company also issued 79,738 shares to settle accrued interest.  As an inducement to convert the debt, the Company issued 110,859 shares of its Common Stock.  The issuance and settlement resulted in a loss on extinguishment of $65,713.

At their commitment date, each convertible promissory note was tested for a beneficial conversion feature by comparing the effective conversion price to the fair value of the Company’s stock. The Company recognized a beneficial conversion feature of $410,256 which was recorded as a discount to the convertible promissory notes with an offset to additional paid-in capital. Additionally, the relative fair value of the warrants of $509,800 was calculated and recorded as a further reduction to the carrying amount of the convertible debt and as an addition to paid-in capital. The Company is amortizing the debt discount over the term of the debt. Amortization of debt discount for the year ended December 31, 2011 was $753,935.

Note 8 - Stockholders’ Equity

Capital Stock

The Company has 260,000,000 shares of capital stock authorized, consisting of 250,000,000 shares of Common Stock, par value $0.001, 10,000,000 shares of Series A Preferred Stock, par value $0.001 per share.

Common Stock Options

During the year ended December 31, 2011 the Company issued 522,215 common stock options under the 2008 Stock Equity Plan which was discontinued on February 3rd, 2012.

A summary of the Company's option activity and related information follows:

	Number of Shares Under Options	Range of Option Price Per Share	Weighted Average Exercise Price
Options Outstanding at January 1, 2010	2,929,434	$0.02 - 0.36	$0.09
Options Granted	1,013,668	0.31 - 0.36	0.35
Options Exercised	(103,505)	0.02	0.02
Options Cancelled	(169,428)	0.32	0.32
Options Outstanding at December 31, 2010	3,670,169	$0.02 - 0.36	$0.14
Options Granted	522,215	0.41 - 0.85	0.44
Options Exercised	(1,583,592)	0.02	.02
Options Expired	(45,677)	0.32	0.32
Options Outstanding at December 31, 2011	2,563,115	$0.02 - 0.85	$0.28

Options Exercisable at December 31, 2011	1,180,988	$0.02 - 0.85	$0.37

Share-based compensation expense for options totaling $181,960 was recognized in our results for the year ended December 31, 2011 is based on awards vested. The options were valued at the grant date at $366,014.

During the year ended December 31, 2011, 1,583,592 Options were exercised in a cashless transaction resulting in the issuance of 837,730 shares of Common Stock.

The valuation methodology used to determine the fair value of the options issued during the year was the Black-Scholes option-pricing model, an acceptable model in accordance with FASB ASC 718-10-10 Share Based Payments.  The Black-Scholes model requires the use of a number of assumptions including volatility of the stock price, the average risk-free interest rate, and the weighted average expected life of the warrants

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term of the Warrants and is calculated by using the average daily historical stock prices through the day preceding the grant date

Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the expected life of the award.  The Company’s estimated volatility is an average of the historical volatility of peer entities whose stock prices were publicly available.  The Company’s calculation of estimated volatility is based on historical stock prices of these peer entities over a period equal to the expected life of the awards.  The Company uses the historical volatility of peer entities due to the lack of sufficient historical data of its stock price.

The weighted average fair value of options granted and the assumptions used in the Black-Scholes model during the year ended December 31, 2011 and 2010 are set forth in the table below.

	2011	2010
Weighted average fair value of options granted	$0.37	$0.35
Risk-free interest rate	2.20%	2.54 - 3.57%
Volatility	74.98%	77.45 – 117.62%
Expected life (years)	10	10
Dividend yield	0.00%	0.00%

As of December 31, 2011, there was approximately $248,882 of total unrecognized compensation expense related to unvested employee options granted under the Company’s share based compensation plans that is expected to be recognized over a weighted average period of approximately 2.5 years.

Common Stock Warrants

A summary of the Company's warrant activity and related information follows:

	Number of Shares Under Warrants	Range of Warrants Price Per Share	Weighted Average Exercise Price
Warrants Outstanding at January 1, 2010	211,427	$0.02	$0.02
Warrants Granted	3,014,438	0.01	0.01
Warrants Exercised	-0-	-0-	-0-
Warrants Cancelled	-0-	-0-	-0-
Warrants Outstanding at December 31, 2010	3,225,865	$0.02	$0.02
Warrants Granted	0	0.01	0.01
Warrants Exercised	3,052,438	-0-	-0-
Warrants Cancelled	-0-	-0-	-0-
Warrants Outstanding at December 31, 2011	173,427	$0.02	$0.02

Warrants exercisable at December 31, 2011	173,427	$0.02	$0.02

During the year ended December 31, 2011, 3,052,438 warrants were exercised in a cashless transaction resulting in the issuance of 2,997,632 shares of Common Stock.

The valuation methodology used to determine the fair value of the warrants issued during the year was the Black-Scholes option-pricing model, an acceptable model in accordance with FASB ASC 718-10-10 Share Based Payments. The Black-Scholes model requires the use of a number of assumptions including volatility of the stock price, the average risk-free interest rate, and the weighted average expected life of the warrants.

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term of the Warrants and is calculated by using the average daily historical stock prices through the day preceding the grant date

Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the expected life of the award. The Company’s estimated volatility is an average of the historical volatility of peer entities whose stock prices were publicly available.  The Company’s calculation of estimated volatility is based on historical stock prices of these peer entities over a period equal to the expected life of the awards.  The Company uses the historical volatility of peer entities due to the lack of sufficient historical data of its stock price.

The weighted average fair value of options granted and the assumptions used in the Black-Scholes model during the year ended December 31, 2010 is set forth in the table below.

2010
Weighted average fair value of options granted	$.01
Risk-free interest rate	3.32%
Volatility	85%
Expected life (years)	10
Dividend yield	0.00%

Preferred Stock

Liquidation preference

Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to stockholders, for each share of Series A Preferred Stock held by such holder, an amount per share of Series A Preferred Stock equal to the Original Issue Price for such share of Series A Preferred Stock plus all accrued and unpaid dividends on such share of Series A Preferred Stock as of the date of the Liquidation Event.

Conversion

The number of shares of Common Stock to which a share of Series A Preferred Stock may be converted shall be the product obtained by dividing the Original Issue Price of such share of Series A Preferred Stock by the then-effective Conversion Price (as defined below) for such share of Series A Preferred Stock. The conversion price for the Series A Preferred Stock shall initially be equal to $.39 and shall be adjusted from time to time.

Voting

Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes, upon any meeting of the stockholders of the Corporation (or action taken by written consent in lieu of any such meeting) equal to the number of shares of Class B Common Stock into which such shares of Series A Preferred Stock could be converted

Dividends

Each share of Series A Preferred Stock, in preference to the holders of all Common Stock (as defined below), shall entitle its holder to receive, but only out of funds that are legally available therefore, cash dividends at the rate of ten percent (10%)   per annum from the Original Issue Date on the Original Issue Price for such share of Series A Preferred Stock, compounding annually unless paid by the Corporation.

Stock Issuances

During the year ended December 31, 2011 the company issued 3,940,777 shares of common stock for an aggregate $1.755 Million to unrelated independent investors

Convertible debt holders exercised their rights which included the conversion of stock and warrant exercise for a total of 5,523,728 shares of common stock.  In addition the holders received an inducement of 253,393 shares to convert and accept shares in lieu of past due interest payments.  Shares issued for past due interest payments totaled 145,404. The transaction resulted in the recognition of a loss on extinguishment of debt of $142,925.

During the year the company issued 300,000 shares of common stock in settlement of accounts payable and 50,000 shares in connection with a financing.

Note 9 - Related Party Transactions

Due to related party represents rent accrued to a partnership controlled by the Chief Executive Officer of the company for the New York Data Center.  The rent expense for the data center is $1,500 per month.

As of December 31, 2011 the Company owed the Chief Executive Officer $624,818. These advances bear no interest and has no stated terms of repayment.

Note 10 - Income Taxes

The components of the provision (benefit) for income taxes are as follows:

Years Ended December 31,
	2011	2010
CURRENT
Federal	$-0-	$-0-
State	-0-	-0-
Total current tax provision	-0-	-0-

DEFERRED
Federal	-0-	-0-
State	-0-	-0-
Total deferred tax provision	-0-	-0-
Total tax provision (benefit)	$-0-	$-0-

The Components of deferred taxes consists of the following

Deferred Tax Assets:

Net operating loss carry-forward	$(1,300,983)	$(762,488)
Less: valuation allowance	(1,300,983)	(762,488)
Deferred tax assets	-0-	-0-
Deferred tax liabilities	-0-	-0-

Net deferred tax asset	$-0-	$-0-

The Company had federal and state net operating tax loss carry-forwards of approximately $3,166,039 and $3,162,384, respectively as of December 31, 2011.  The tax loss carry-forwards are available to offset future taxable income with the federal and state carry-forwards beginning to expire in 2028.

In 2010, net deferred tax assets did not change due to the full allowance.  The gross amount of the asset is entirely due to the Net operating loss carry forward.  The realization of the tax benefits is subject to the sufficiency of taxable income in future years.  The combined deferred tax assets represent the amounts expected to be realized before expiration.

The Company periodically assesses the likelihood that it will be able to recover its deferred tax assets.  The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible profits.  As a result of this analysis of all available evidence, both positive and negative, the Company concluded that it is more likely than not that its net deferred tax assets will ultimately not be recovered and, accordingly, a valuation allowance was recorded as of December 31, 2011 and 2010.

The difference between the expected income tax expense (benefit) and the actual tax expense (benefit) computed by using the Federal statutory rate of 34% is as follows:

	Year Ended December 31,
	2011	2010

Expected income tax benefit (loss) at statutory rate of 34%	$473,295	$163,917
State and local tax benefit, net of federal	98,835	34,230
Change in valuation account	(572,130)	(198,147)

Income tax expense (benefit)	$-0-	$-0-

Note 11 - Acquisition

On June 17, 2010, our wholly owned subsidiary Data Storage Corporation, a Delaware corporation (“Data Storage DE”) and SafeData, LLC, a Delaware Limited Liability Company (“SafeData”) entered into an Asset Purchase Agreement (the “Agreement”); setting forth the acquisition of SafeData’s assets. Data Storage DE and its parent Data Storage Corporation is hereinafter referred to as the “Company” or “Data Storage.”

As described above, on June 17, 2010, SafeData agreed to sell, transfer, assign, and deliver to the Company all right, title and interest in the end user customer base of SafeData (the “Business”) and all related current and fixed assets and contracts related to the Business. These assets include, but not limited to, all of SafeData’s accounts receivable and intellectual property. Additionally, SafeData transferred to the Company all of their current liabilities to the extent arising out of the business or the assets.

Pursuant to the Agreement, the Company paid an aggregate purchase price for the Assets equal to $3,000,000 (the “Purchase Price”) with $2,000,000 paid in cash and $1,000,000 in shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) valued at $0.35 per share or 2,857,142 shares of Common Stock. Upon Closing (as defined in the Agreement), a certain portion of the Purchase Price was deferred subject to certain holdback and contingency clauses contained in the Agreement.  Total price paid for SafeData Assets in the Acquisition was $3 million dollars.

The following sets forth the components of the purchase price:

Purchase price:
Cash paid to seller, less credit threshold adjustment of $70,047	$1,229,952
Stock issued to seller	850,000
Holdback price adjustments	779,437
Total purchase price	2,859,389

Assets acquired:
Accounts Receivable	259,476
Prepaid Expenses	35,883
Fixed Assets	773,819
Security Deposits	10,500
Total assets acquired	1,079,678

Liabilities assumed:
Accounts payable	499,641
Capital Lease Obligation	666,087
Deferred Revenue	537,016
Total liabilities assumed	1,702,744

Net assets acquired	(623,066)

Excess purchase price	$3,482,455

The holdback consists of $150,000 issuable in Commons Stock, $700,000 note payable and $50,649 for pre-closing adjustments.  The Company discounted the contingent consideration based on an estimated rate of 16% and recognized the interest over the term of the agreement.  During 2011 the Company made cash payments totaling $546,516 plus Common Stock valued at $150,000 in full settlement under the holdback and contingency clauses.  After certain adjustments allowed for in the Contract the Company recognized a gain on settlement of contingent consideration of $176,497.  The final payment for the Holdback price adjustment was made based on an adjustment to the holdback amount because of a greater than 10% decrease in monthly recurring due to lost accounts and bad payers and a direct deduction for payables not disclosed in the closing documents. The formula is (Closing monthly revenue less monthly revenue for lost accounts and bad payers) divided by closing monthly recurring revenue less 50% divided by 40% times the holdback of $700,000.

Based on an independent appraisal, the Company allocated $1,280,627 of the excess purchase price to intangible assets with the balance of $2,201,828 assigned to Goodwill. The consolidated financial statements presented include the results of operations for SafeData for the period from June 17, 2010 to December 31, 2010.

The intangible assets subject to amortization have been assigned useful lives as follows:

Customer list	5 years
Non-compete agreements	4 years

Note 12 – Subsequent Events

On January 31, 2012, the company completed a convertible debt offering of $500,000, with a member of the company’s board of Directors, convertible into common stock at $0.85 per share

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby.  All such expenses will be borne by the Company; none shall be borne by any selling shareholders.

SEC Registration Fee	$114
Legal Fees and Expenses	$25,000
Accounting Fees and Expenses	$2,500
Miscellaneous	$1,500
TOTAL	$29,114

Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide the Company with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Pursuant to the Company’s Amended Articles of Incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Nevada Revised Statutes, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Recent Issuances of Unregistered Securities by the Registrant

On December 13, 2011, we issued 300,000 shares of our common stock to an accredited investor for an aggregate purchase price of $255,000.  On December 12, 2011, we issued 300,000 shares of our common stock to an accredited investor for an aggregate purchase price of $255,000.  On March 1, 2011, we issued 3,640,777 shares of our common stock to an accredited investor for an aggregate purchase price of $1,500,000.  Each of the foregoing issuances was made in reliance upon Rule 506 of Regulation D under the Securities Act.

On August 13, 2009, we issued 288,572 shares of our common stock to an accredited investor for an aggregate purchase price of $100,000.  On May 26, 2009, we issued 158,175 shares of our common stock to an accredited investor for an aggregate purchase price of $50,000.  On May 26, 2009, we issued 79,987.5 shares of our common stock to an accredited investor for an aggregate purchase price of $25,000.  On May 26, 2009, we issued 79,987.5 shares of our common stock to an accredited investor for an aggregate purchase price of $25,000 and on July 9, 2009, we issued 237,262.50 shares of our common stock to the same accredited investor for an aggregate purchase price of $75,000.  Each of the foregoing issuances was made in reliance upon Rule 506 of Regulation D under the Securities Act.

On November 29, 2011, as a condition for the execution of the Equity Purchase Agreement by Southridge, we issued Southridge a total of 50,000 shares of our common stock upon the execution of the Equity Purchase Agreement.  The Restricted Stock are restricted securities as defined in Rule 144 under the Securities Act.

On June 30, 2010, we issued a 10% convertible promissory note in the original principal amount of  $230,769, warrants for the purchase of 695,640 shares of our common stock exercisable at $0.01 per share, and 138,462 shares of our common stock for an aggregate purchase price of $69,231.00 to Mr. Charles M. Piluso, our President, Chief Executive Officer, and Chairman of the Board, for the aggregate purchase price of $300,000. On June 15, 2010, we issued a 10% Convertible Promissory Note in the original principal amount of  $76,921.00, warrants for the purchase of 231,880 shares of our common stock exercisable at $0.01 per share and 46,158 shares of our common stock for an aggregate purchase price of $23,079 to an accredited investor, for a total aggregate purchase price of $100,000. On June 5, 2010, we issued a 10% Convertible Promissory Note in the original principal amount of $ 384,616 , warrants for the purchase of 1,159,399 shares of our common stock exercisable at $0.01 per share and 230,789 shares of our common stock to an accredited investor, for a total aggregate purchase price of $500,010.16.  On June 30, 2010, we issued a 10% Convertible Promissory Note in the original principal amount of  $307,692.45, warrants for the purchase of 927,519 shares of our common stock exercisable at $0.01 per share, and 184,615 shares of our common stock to an accredited investor, for a total aggregate purchase price of $ 4,000,000 .

On February 26, 2009, we issued a warrant to purchase 21,142 shares of our common stock to Goodrich Capital, LLC for $10.00 and in connection with the advisor’s services related to the identifying of and assisting in acquiring, a suitable target for acquisition. The warrant is initially exercisable at a price of $0.005 per share of common stock; provided however, that up on the occurrence of certain events specified therein, the rights granted by the warrant, including the exercise price and the number of shares of common stock to be received upon such exercise shall be adjusted as therein specified.  The warrant shall expire at 5:00 p.m., Eastern Time, October 31, 2013.  On February 26, 2009, we issued a warrant to purchase 190,285 shares of our common stock to Southridge Investment Group, LLC for $10.00 and in connection with the advisor’s service relates to identifying of and assisting in acquiring, a suitable target for acquisition. The warrant is initially exercisable at a price of $0.005 per share of common stock; provided however, that up on the occurrence of certain events specified therein, the rights granted by the warrant, including the exercise price and the number of shares of common stock to be received upon such exercise shall be adjusted as therein specified.  The warrant shall expire at 5:00 p.m., Eastern Time, October 31, 2013.  On November 19, 2009, the 190,285 warrants were redistributed to Conrad Huss (129,785), Henry Howard II (15,000), Eloise Linda Carlsen (7,500) and Southridge Investment Group LLC (38,000).  The redistributed warrants allow the holder to purchase shares of our common stock.  The warrants are initially exercisable at a price of $0.005 per share of common stock; provided however, that up on the occurrence of certain events specified therein, the rights granted by the warrant, including the exercise price and the number of shares of common stock to be received upon such exercise shall be adjusted as therein specified.  The warrants shall expire at 5:00 p.m., Eastern Time, October 31, 2013.

Exhibits and Financial Statement Schedules

 The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
3.1(a)	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2 filed on December 19 , 2007 (the “SB-2”)).
(b)	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 on Form 8-K filed on October 24, 2008).
(c)	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1.1 on Form 8-K filed on January 9 , 2009).
3.2 (a)	Bylaws (incorporated by reference to Exhibit 3.2 to the SB-2).
(b)	Amended Bylaws of Euro Trend, Inc. (incorporated by reference to Exhibit 3.2 on Form 8-K filed on October 24, 2008).
4.1
Registration Rights Agreement, dated November 29, 2011, by and between Data Storage Corporation and Southridge Partners II, LP (incorporated herein by reference to Exhibit 10.2 on Form 8-K filed on  December 2, 2011).

4.2
Equity Purchase Agreement, dated November 29, 2011, by and between Data Storage Corporation and Southridge Partners II, LP (incorporated herein by reference to Exhibit 10.2 on Form 8-K filed on  December 2, 2011).

*5.1	Opinion of McDonald Carano Wilson LLP.
10.1	Employment Agreement, dated as of June 11, 2010, by and between Data Storage Corporation and Peter Briggs (incorporated herein by reference to Exhibit 10.1 on Form 8-K filed on June 23, 2010).
10.2	Data Storage Corporation 2010 Incentive Award Plan (incorporated by reference to Exhibit 10.1 on Form S-8/A filed on October 25, 2010).
10.3	Stock Purchase Agreement, dated as of March 1, 2011 by and between Data Storage Corporation and John F. Coghlan (incorporated by reference to Exhibit 10.1 on Form 8-K filed on March 7, 2011).
*11.1	Computation of Per Share Earnings.
14	Code of Ethics (incorporated by reference to Exhibit 14.1 on Form 10-K filed on March 31, 2009).
21	List of Subsidiaries of Data Storage Corporation. (previously filed on february 6, 2012 as Exhibit 21 to the registration statement).
*23.1	Consent of Rosenberg Rich Baker Berman & Company
24.1	Powers of Attorney (included on the signature pages hereto). (incorporated herein by reference to the signature page to the registration statement).
* 101.INS	XBRL Instance Document
* 101.SCH	XBRL Taxonomy Schema
* 101.CAL	XBRL Taxonomy Calculation Linkbase
* 101.DEF	XBRL Taxonomy Definition Linkbase
* 101.LAB	XBRL Taxonomy Label Linkbase
* 101.PRE	XBRL Taxonomy Presentation Linkbase

*     Filed herewith.

Undertakings

The undersigned Registrant hereby undertakes:

(A)	1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b) Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the registrant;

(c) The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

(B)       If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Garden City, State of New York, on April 20 , 2012.

DATA STORAGE CORPORATION

By:	/s/ Charles M. Piluso
Name: Charles M. Piluso
Title : President, Chief Executive Officer, Principal Accounting Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on April 20 , 2012 in the capacities indicated.

Signature	Title

/s/ Charles M. Piluso	President, Chief Executive Officer, Principal Accounting Officer and Chairman of the Board
Charles M. Piluso

*	Chief Operating Officer, Chief Financial Officer, and Director
Richard Rebetti Jr.

*	Executive Vice President and Chief Technology Officer
Matthew P. Grosso

*	Executive Vice President, Business Development, and Treasurer
Peter Briggs

*	Director
John Argen

*	Director
Jan Burman

*	Director
Biagio Civale

*	Director
Joseph B. Hoffman

*	Director
Lawrence M. Maglione Jr.

*	Director
John Coghlan

*	Director
Cliff Stein

*By:	/s/ Charles M. Piluso
Name:	Charles M. Piluso
Title:	Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	List of Exhibits
5.1	Opinion of McDonald Carano Wilson LLP.
11.1	Computation of Per Share Earnings.
23.1	Consent of Rosenberg Rich Baker Berman & Company.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Schema
101.CAL	XBRL Taxonomy Calculation Linkbase
101.DEF	XBRL Taxonomy Definition Linkbase
101.LAB	XBRL Taxonomy Label Linkbase
101.PRE	XBRL Taxonomy Presentation Linkbase